Exhibit 10.9

Execution Version

HOTEL ASSET PURCHASE AGREEMENT

BY AND BETWEEN

SFI BELMONT, LLC,

A DELAWARE LIMITED LIABILITY COMPANY

AS LENDER AND SELLER,

ROSE HALL RESORT, L.P.,

A DELAWARE LIMITED PARTNERSHIP

AS OWNER,

AND

ROSE HALL JAMAICA RESORT B.V.,

A PRIVATE LIMITED LIABILITY COMPANY INCORPORATED IN THE NETHERLANDS

AS BUYER

DATED AS OF: MAY 6, 2013

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		Page
38.	Lender Releases	48

39.	Termination of Golf Course Purchase Option	48

40.	Private Sale Under Power; Lender’s Limited Obligations	48

41.	Registered Agent, Jurisdiction and Venue	49

v

Exhibits

A-1	Description of Hotel Land
A-2	Description of Golf Course Land
A-3	Description of Beach Parcel
A-4	Description of RHDL Parcel
B	HMF Wiring Instructions
C	Form of GCTA Letter
D	Intellectual Property
E	Form of Owner’s Bring Down Certificate
F	Ritz Carlton Termination Confirmation
G	Form of Assignment of Trade Marks
H	Assignment and Assumption of Golf Course Lease
I	Form of Estoppel
J	Form of RHDL Parcel Purchase and Sale Agreement

Schedules

2(b)	Excluded Tangible Personal Property
2(d)	Assumed Contracts
5.1(c-1)	Non-Permitted Encumbrances
5.1(c-2)	Disputes
5.1(f)	Uncured Violations
5.1(j)	Leases
5.1(r)	Insurance Coverages
5.1(s)	Excluded Operator Property and Excluded Branded Property
5.4	Knowledge Parties

HOTEL ASSET PURCHASE AGREEMENT

This HOTEL ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into on this 6th of May, 2013 (the “Effective Date”), by and between ROSE HALL RESORT, L.P., a Delaware limited partnership, having its principal office at c/o RFA Management Company, LLC, 1908 Cliff Valley Way, Atlanta, Georgia 30329 (“Owner”), SFI BELMONT LLC, a Delaware limited liability company, having its principal office at c/o iStar Financial, Inc., 1114 Avenue of the Americas, 39th Floor, New York, New York 10036 (“Lender”), as seller, and ROSE HALL JAMAICA RESORT B.V., a private limited liability company incorporated in the Netherlands, having its registered office at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands, TRN34245708 and a business office at 3950 University Drive, Suite 301, Fairfax, Virginia 22030, USA (“Buyer”). Owner, Lender and Buyer shall hereinafter be referred to herein collectively as the “Parties” and individually as a “Party”.

RECITALS

A. Owner is the owner of the resort property in the Parish of St. James, Jamaica commonly known as The Ritz-Carlton Golf & Spa Resort, Rose Hall, Jamaica, comprised of four hundred twenty-seven (427) rooms with approximately eighteen thousand three hundred (18,300) square feet of indoor meeting and pre-function space, a spa and fitness center, and an outdoor swimming pool and deck (the “Hotel”) and located on the real property described in Exhibit A-1 attached hereto (the “Hotel Land”).

B. In connection with its ownership of the Hotel, Owner (i) operates a golf course (the “Golf Course”) on that certain real property described in Exhibit A-2 attached hereto (the “Golf Course Land”) which is leased by Owner from Rose Hall (Developments) Limited (“RHDL”) pursuant to that certain Lease Agreement dated January 1, 1999, between Owner and RHDL, as amended by an Agreement to Amend Lease dated 1999 between Owner and RHDL, a Notice of Renewal of Golf Course Lease Agreement dated January 14, 1999 from Owner and RHDL, a Supplemental Lease dated June 11, 2004 between Owner and RHDL, an Agreement dated as of April 24, 2000 between RHDL and Rose Hall Resort Limited, in its capacity as the general partner of Owner, a Second Supplemental Agreement to Lease dated as of April 24, 2000 between RHDL and Owner, and a Third Supplemental Agreement to Lease dated June 2004 between Owner and RHDL (as amended, the “Golf Course Lease”) and (ii) leases from Rose Hall Energy Company (“Power Plant Equipment Lessor”), successor by assignment to Southern Company Energy Solutions, Inc. (“SCES”), four (4) diesel power generators and related equipment located on the Hotel Land (the “Power Plant Equipment”) pursuant to that certain Equipment Lease Agreement dated as of April 26, 1999, between SCES, as lessor, and Owner, as lessee, as assigned by SCES to Power Plant Equipment Lessor by a Non-recourse Sale and Assignment dated as of March 2006, and as further amended by a Lease Modification Agreement between Owner and Power Plant Equipment Lessor dated as of March 2006 (the “Power Plant Equipment Lease”).

C. The Ritz-Carlton Hotel Company of Jamaica Limited, a Jamaica private limited company (“Operator”) manages the Hotel and the Golf Course pursuant to that certain Operating Agreement dated as of July 6, 1998, by and between Operator and Owner, as amended by First Amendment to Operating Agreement dated as of June 11, 2004 (as amended, the “Ritz Carlton Agreement”), which Operator and Owner have agreed to terminate as of the Closing Date (as defined in Section 1.5 below).

D. Lender holds a loan (the “First Priority Loan”) secured, inter alia, by (i) a registered mortgage encumbering Owner’s interest in the Hotel Land and all improvements located thereon and the Owner’s leasehold in the Golf Course and all improvements located thereon (the “First Loan Security Documents”), and (ii) that certain Debenture dated June 11, 2004, encumbering Owner’s interest in all tangible and intangible personal property related to the ownership and operation of the Hotel Land and all improvements located thereon and the Golf Course and all improvements located thereon (the “Security Agreement”; with the First Loan Security Documents and all other documents evidencing and securing the First Priority Loan, being, collectively, the “First Loan Security Documents”), and the Development Bank of Jamaica Limited (“DBJ”), as successor in interest to National Investment Bank of Jamaica Limited, holds a loan (the “Second Priority Loan”) secured, inter alia, by a mortgage (the “Second Mortgage”) encumbering the Hotel Real Property.

E. Owner is and continues to be in default of its payments under the First Priority Loan secured by the First Loan Security Documents and is unable to pay the amounts due to Lender under the First Loan Security Documents.

F. Lender has made numerous attempts over the last two years to exercise its power of sale over the Assets (as defined in Section 2 below) but has prior to now been unable to identify a purchaser.

G. Buyer has now agreed to purchase the Assets but insists that the representations, warranties and covenants contained herein be provided as a condition to purchase.

H. Owner accepts the need for the Assets to be sold by Lender under its power of sale as the Assets are in need of substantial maintenance, repair, and improvement, and inasmuch as Owner has no funds with which to pay for such maintenance, repairs and improvements, the value of the Assets will continue to decline.

I. Owner has no alternative but to accept the Purchase Price (as defined below) as the best price obtainable for the Assets notwithstanding that the Purchase Price does not satisfy in full the amount due to Lender under the Hotel First Mortgage, and to agree to the sale of the Assets to Buyer on the terms hereinafter set forth, having made its own strenuous efforts to sell the Assets over the last two years, Buyer’s offer as described herein being, to Owner’s actual knowledge, the only offer forthcoming for the Assets to date.

J. Buyer desires to purchase from Lender, and Lender is willing to sell to Buyer, under its powers of sale in the First Loan Security Documents and on the terms and subject to the conditions of this Agreement, the Hotel as a going concern and Owner’s interest in all of the Assets.

K. After Closing, Buyer intends to (i) temporarily close the Hotel for renovation and development to enhance the value of the Hotel as a going concern by bringing the Hotel to a market standard and providing for the more efficient operation of the Hotel; and (ii) reopen the Hotel for business promptly follow completion of such renovation and development.

ACCORDINGLY, in consideration of Buyer’s payment to each of Lender and Owner of Ten United States Dollars (US$10.00), the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt, sufficiency and adequacy of which the Parties hereby acknowledge, the Parties agree as follows:

1. Sale, Purchase Price and Closing.

1.1 Purchase Price. Upon and subject to the terms and conditions set forth herein, on the Closing Date Lender agrees to transfer, convey and sell to Buyer under Lender’s power of sale contained in the First Loan Security Documents, and Buyer agrees to purchase from Lender, the Assets for and in consideration of the sum of Sixty-Three Million Three Hundred Thousand and No/100ths United States Dollars (US$63,300,000.00) (the equivalent for stamp duty purposes only, if applicable, being Six Billion Two Hundred Eighty-Three Million One Hundred Seven Thousand Three Hundred Sixty and no/100ths Jamaican Dollars (J$6,283,107,360.00) (the “Purchase Price”). The Purchase Price shall be paid to Lender, as provided herein, in the form of cash or immediately available funds and in the manner provided in Section 13.3 below on the Closing Date.

1.2 Allocation of Purchase Price. Lender, Owner and Buyer hereby covenant and agree that the Purchase Price shall be allocated among the following components of the Assets as follows using in each case the exchange rate of 99.2592 Jamaican Dollars per US$1):

(1)	Hotel Real Property (as defined in Section 2(a) below): US$55,704,000.00

(the equivalent amount for stamp duty purposes only, if applicable, being Five Billion Five Hundred Twenty-Nine Million One Hundred Thirty-Four Thousand Four Hundred Seventy-Seven and no/100ths Jamaican Dollars (J$5,529,134,477.00)).

(2)	Personal Property (as defined in Section 2(d) below) and Inventory (as defined in Section 2(c) below): US$6,330,000.00

(the equivalent amount for stamp duty purposes only, if applicable, being Six Hundred Twenty-Eight Million Three Hundred Ten Thousand Seven Hundred Thirty-Six and no/100ths Jamaican Dollars (J$628,310,736.00)), of which US$1,000 is specifically allocated to the portion of the Intellectual Property (as hereinafter defined) comprised of trademarks.

(3)	Golf Course Leasehold (as defined in Section 2(a) below): US$1,266,000.00

(the equivalent amount for stamp duty purposes only, if applicable, being One Hundred Twenty-Five Million Six Hundred Sixty-Two Thousand One Hundred Forty-Seven and 20/100ths Jamaican Dollars (J$125,662,147.20)).

The Parties acknowledge that the Golf Course is not currently profitable and therefore has nominal, if any, value to Buyer. The Parties have therefore agreed to an allocation of the Purchase Price to the Golf Course Lease as set forth in clause (3) above, which reflects such nominal value to Buyer.

1.3 Deposit and Earnest Money; Stamp Duty.

(a) Procedure for Stamping.

(i) By close of business on May 7, 2013, subject to the full execution and delivery of this Agreement, (1) Buyer shall deliver confirmation to Lender and Owner that Buyer has initiated a wire transfer for the deposit with Buyer’s Jamaican Attorneys-at-Law, Myers Fletcher & Gordon (“MFG”), in accordance with the wiring instructions set forth on Exhibit B attached hereto, the amount of Four Million United States Dollars (US$4,000,000) (such amount together with any interest thereon shall be referred to hereinafter as, the “Earnest Money”) and by close of business on May 8, 2013, four (4) original fully executed counterparts of this Agreement (the “PSA Counterparts”) shall be delivered by the Parties to Owner’s Jamaican Attorneys-at-Law, Hart Muirhead Fatta (“HMF”).

(ii) HMF is hereby authorized and directed, on or before the date which is three (3) days after receipt of the PSA Counterparts, to deliver the PSA Counterparts to The Tax Administration Jamaica (Stamp Duty and Transfer Tax Unit) (the “Tax Administration”) for purposes of the Tax Administration’s assessment of the stamp duty and transfer tax with respect to this Agreement and the issuance of a written notice (the “Assessment Notice”) setting forth the assessed stamp duty and transfer tax with respect to this Agreement (the “Assessed Amounts”).

(iii) HMF shall thereafter use all reasonable efforts to ensure that the assessment by the Tax Administration is diligently undertaken, processed and completed. HMF shall collect the Assessment Notice from the Tax Administration promptly after such notice is issued, but in any event within no more than one (1) business day of issuance.

(iv) Promptly upon HMF’s receipt of the Assessment Notice from the Tax Administration, but in any event on the same business day of HMF’s receipt of same, HMF shall provide an electronic copy of the Assessment Notice to each of the Parties and to MFG in accordance with the notice procedures set forth in Section 20 below

(b) Additional Deposit.

(i) On or before the date (the “Additional Deposit Funding Date”) that is ten (10) days after the date of issuance of the Assessment Notice by the Tax Administration, and subject to satisfaction of the Additional Deposit Conditions Precedent (as defined in Section 1.3(c) below), Buyer shall deliver to and deposit with MFG, in accordance with the wiring instructions set forth on Exhibit B attached hereto, (1) an additional amount (the “Additional Deposit”) sufficient to cause the total amount on deposit with MFG pursuant to this Agreement to equal the amount of US$5,127,340.00 (“Estimated Assessment Amount”), plus, (2) the amount required to cover the registration fees payable to facilitate the registration of the transfer of the Hotel Land in the name of Buyer (being approximately 0.5% of the consideration for the Hotel Land) (the “Registration Fees”) and an additional estimated amounts to cover any bank charges payable in connection with dealing with these funds. The amount deposited by Buyer with MFG pursuant to this Section 1.3(b)(i) together with any interest thereon shall be referred to hereinafter as the “Additional Deposit.” The Earnest Money and the Additional Deposit are sometimes collectively referred to herein as the “Deposit.” Buyer shall promptly deliver confirmation to Lender and Owner and MFG that Buyer has initiated a wire transfer to MFG of the Additional Deposit.

(ii) The Deposit shall be held in escrow by MFG with its bankers, the National Commercial Bank Jamaica Limited (the “Escrow Bank”), in an interest bearing account and disbursed by MFG pursuant to this Agreement and the Escrow Agreement to be entered into by the Parties and MFG in the form attached hereto as Exhibit K.

(iii) The Deposit shall be applied toward the payment of the Purchase Price in accordance with this Agreement or, in the event the Closing (as defined in Section 1.5 below) does not occur, (1) the Earnest Money shall be disbursed to Lender or Buyer in accordance with this Agreement; and (2) the Additional Deposit shall be returned to Buyer.

(iv) If the Assessment Notice is not issued within twenty-one (21) days of HMF’s delivery of this Agreement to the Tax Administration in accordance with Section 1.3(a)(ii) above, this Agreement shall terminate automatically and the Parties shall have no further liability hereunder to the other Parties (except as expressly stated otherwise in this Agreement). The Parties undertake and agree that in the event of the termination of this Agreement pursuant to this Section 1.3(b)(iv) they shall issue to MFG a joint notice signed by a representative of each Party acknowledging the termination of this Agreement in accordance with this Section 1.3(b)(iv) and directing MFG to pay the Earnest Money to Buyer in accordance with wire instructions provided by the Buyer in writing to MFG, and MFG shall thereupon be authorized and directed to make such payment to Buyer. The provisions of this Section 1.3(b)(iv) shall survive the termination of this Agreement.

(v) If the Assessment Notice is issued within the twenty-one (21) day period described in Section 1.3(b)(iv) above, but reflects an aggregate assessed value for the Assets in excess of the Estimated Assessed Amount, the procedure described in this Section 1.3(b)(v) shall apply with respect to the payment of the portion of the Assessed Amounts which exceeds the Estimated Assessed Amounts (such portion, the “Increased Assessed Amounts”).

(1)	Lender shall have the right, but not the obligation, to elect to fund the Increased Assessed Amounts by electronic delivery of written notice to Owner, Buyer, MFG and HMF within two (2) days following Lender’s receipt from HMF of a copy of the Assessment Notice. In the event Lender elects to fund the Increased Assessed Amounts in accordance with this Section 1.3(b)(v)(1), Lender shall pay to HMF on or before the Additional Deposit Funding Date an amount equal thereto (the “Lender’s Stamp Duty Contribution”).

(2)

If Lender does not elect to fund the Increased Assessed Amounts as provided above, this Agreement shall terminate without further action by any Party, and the Parties undertake and agree that in this event they shall issue to MFG a joint notice signed by a representative of each Party acknowledging the termination of this Agreement in accordance with this Section 1.3(b)(v)(2) and directing MFG to pay the Earnest Money to

Buyer (less any bank charges related thereto) in accordance with wire instructions provided by the Buyer in writing to MFG, and upon receipt of such joint notice MFG shall thereupon be authorized and directed to make such payment to Buyer and no Party shall thereafter have any liability hereunder to any other Party (except as expressly stated otherwise in this Agreement). The provisions of this Section 1.3(b)(v)(2) shall survive the termination of this Agreement.

(vi) Within two (2) business days after the Additional Deposit Funding Date provided that the Escrow Bank has confirmed that it has received the Additional Deposit, MFG is hereby authorized and directed to convert to Jamaican dollars so much of the Deposit as is required to settle and pay the Assessed Amounts or the Assessed Amounts less any Lender’s Stamp Duty Contribution, as the case may be, (it being understood that any bank charges related to such conversion shall be deducted from the Deposit and that such conversion shall be undertaken at the exchange rate charged by the Escrow Bank), and MFG shall then deliver to HMF a cheque for the Assessed Amounts or the Assessed Amounts less any Lender’s Stamp Duty Contribution, as the case may be, made payable to the Tax Administration together with a cheque (the “NLA Cheque”) for the Registration Fees made payable to the National Land Agency. The NLA Cheque shall be held by HMF in escrow and shall be used solely for the purposes of causing the transfer of the Hotel Land to be registered in the name of the Buyer or its permitted assignee.

(vii) HMF shall, upon receipt of the amounts sufficient to pay the Assessed Amounts (including any Lender’s Stamp Duty Contribution, if applicable) promptly, but in any event within one (1) business day of receipt of the same, pay the Assessed Amounts to the Tax Administration;

(viii) HMF shall use all reasonable efforts to ensure that Tax Administration diligently affixes the required stamps to the Agreement following such payment, and that the duly stamped Agreement is promptly collected from Tax Administration following stamping;

(ix) Upon receipt of the duly stamped Agreement from Tax Administration, HMF shall (1) promptly deliver a duly stamped copy of the Agreement, together with a copy of the Transfer Tax Receipt, to each of the Parties and (2) hold the original duly stamped Agreement together with the Original Transfer Tax Receipt in escrow on behalf of the Parties, to be released only pursuant to and in accordance with this Agreement.

(x) HMF is hereby authorized and directed following receipt of the undertaking referred to in Section 9.2 to submit the original duly stamped Agreement to the Tax Administration for the purposes of causing any instruments of transfer required to facilitate the completion of the transaction contemplated in this Agreement to be duly cross-stamped reflecting the payment of the Assessed Amount, and HMF shall, upon the return to it of the original duly stamped Agreement by the Tax Administration continue to hold same in escrow to be released only pursuant to and in accordance with this Agreement.

(xi) In the event that this Agreement is terminated in accordance with its terms at any time prior to the completion of registration of the Hotel Land in the name of the Buyer or its permitted assignee, the Parties undertake and agree that they shall issue to MFG and HMF a joint notice signed by a representative of each Party acknowledging the termination of this Agreement and directing MFG to issue directions to the Escrow Bank for the cancellation of the NLA Cheque and directing the payment by MFG to Buyer of the Registration Fees (together with any interest thereon but less any bank charges related thereto) in accordance with wire instructions provided by the Buyer in writing to MFG. Upon receipt of such joint notice MFG shall thereupon be authorized and directed to issue such directions to the Escrow Bank and make such payment to Buyer and HMF’s authority hereunder to use the NLA Cheque to facilitate registration shall thereupon terminate. The provisions of this Section 1.3(b)(xi) shall survive the termination of this Agreement.

(c) Buyer’s obligation to fund the Additional Deposit pursuant to this Agreement is conditioned upon the satisfaction (or waiver in writing by Buyer in its sole discretion) of the following conditions (collectively, the “Additional Deposit Conditions Precedent”) on and as of the Additional Deposit Funding Date:

(i) Owner shall have delivered to Buyer an original of the Owner’s Bring Down Certificate dated as of the business day immediately prior to the Additional Deposit Funding Date, duly executed by Owner;

(ii) Owner shall have performed and satisfied its obligations under this Agreement in all material respects to the extent to be performed and satisfied by Owner on or prior to the Additional Deposit Funding Date; and

(iii) The representations and warranties of Owner set forth in this Agreement (as confirmed by Owner’s Bring Down Certificate delivered pursuant to the immediately preceding clause (ii)) shall be true and correct in all material respects as of the Additional Deposit Funding Date;

(iv) A purchase and sale agreement with respect to the RHDL Parcel, in form and substance reasonably agreed to by Owner and Buyer, shall have been duly executed by all parties thereto; and

(v) No injunction or other court order shall have been issued which has not been discharged that prohibits or makes impossible the consummation of the Closing on the Closing Date.

(d) Each of Owner and Buyer shall use commercially reasonable efforts, at no cost or expense to Owner or Buyer, as applicable, other than those required by this Agreement, to satisfy, by the Additional Deposit Funding Date, the Additional Deposit Conditions Precedent to the extent the satisfaction of such conditions is within its control. In the event of any failure of any of the Additional Deposit Conditions Precedent, which failure is not a result of a breach of or default under this Agreement by Owner or Buyer, respectively, the sole right of Buyer with respect to such failure shall be either (i) to terminate this Agreement by delivering written notice of such termination to Lender and Owner together with a reasonably detailed description of the purported failure of the Additional Deposit Conditions Precedent, in electronic format and with a copy to each of HMF and MFG, on or prior to 1:00 p.m. (EDT) on the Additional Deposit

Funding Date, in which event the Earnest Money held by MFG (together with any interest earned thereon) shall be returned to Buyer and each of the Parties shall thereafter have no further obligations or liabilities to the other hereunder, except as expressly provided otherwise in this Agreement; or (ii) waive in writing the satisfaction of such Additional Deposit Condition Precedent and fund the Additional Deposit in accordance with and subject to the terms of this Agreement. In the event of any failure of any of the Additional Deposit Conditions Precedent, which failure is the result of or relates to any breach or default by Owner or Buyer hereunder, the Party not in breach or default hereunder may pursue its remedies with respect to such breach or default as set forth in Section 16 below. Notwithstanding anything herein to the contrary, the election by Buyer to fund the Additional Deposit pursuant to this Section 1.3(c) shall not relieve the Owner of any obligation or liability to Buyer for Owner’s breach of any representation or warranty of Owner set forth in this Agreement, so long as Buyer has no knowledge of such breach at the time Buyer funds the Additional Deposit.

1.4 General Consumption Tax. The Parties intend that the transactions contemplated herein represent the sale of the Hotel as a going concern, notwithstanding Buyer’s intent to temporarily close the Hotel after Closing for renovations and improvements, and, accordingly, the Parties intend that Section 23(2) of the General Consumption Tax Act (the “GCTA”) shall apply. Buyer has informed Owner that Buyer understands that Operator currently is the party duly registered under the GCTA for the Hotel and Owner agrees to use commercially reasonable efforts to cause Operator (a) to maintain such GCTA registration through the Closing Date, and (b) at Closing to execute and deliver to Buyer or its designee a letter in substantially the form attached hereto as Exhibit C (the “GCTA Letter”), which shall be delivered by Buyer or its designee to the Commissioner of General Consumption Tax (the “GCTA Commissioner”) after the Closing, in order to in order to notify the GCTA Commissioner of the cessation of Operator’s taxable activities pursuant to Section 31(1)(a) of the GCTA. Owner acknowledges and agrees that Buyer may deliver an additional letter to the GCTA Commissioner prior to Closing seeking confirmation from the GCTA Commissioner that there will not be any taxes payable under the GCTA with respect to this Agreement and the transaction contemplated herein. To the extent that the GCTA Commissioner nevertheless determines that the sale of the Hotel as contemplated herein is not a sale of a going concern, any tax required to be paid under the GCTA as a result of such determination shall be the sole responsibility of Buyer. Notwithstanding any provision herein to the contrary, in the event a Party breaches any of its covenants set forth in this Section 1.4, and such breach results in the assessment of the GCTA tax which would not otherwise have been assessed but for the breach, the breaching Party shall be responsible for any tax required to be paid under the GCTA as a result of such breach. The provisions of this Section 1.4 shall survive the Closing and shall not merge with the provisions of any closing documents.

1.5 Closing. Subject to the satisfaction or waiver of the conditions precedent in accordance with Section 12 below, the closing of the transfer, sale and conveyance contemplated herein in accordance with the provisions of this Agreement (the “Closing”) shall take place on June 17, 2013, as may be extended pursuant to Sections 10 and 11 below, or such earlier or later date as may be agreed to in writing by the Parties each in its sole discretion (the “Closing Date”).

2. Assets to be Sold.

At the Closing, upon satisfaction or waiver of all conditions thereto as set forth herein, Lender shall transfer, convey and assign to Buyer as beneficial owner under Lender’s powers of sale contained in the First Loan Security Documents, free from all charges, liens, equities and encumbrances other than the Permitted Exceptions (as defined in Section 5.1(j) below), and Buyer shall accept and assume, all right, title and interest of Owner as of the Closing Date in and to the following assets (collectively, the “Assets”):

(a) Real Property. All interests and estates of Owner in (i) the Hotel Land, together with all easements, vacated streets and alleys, rights and interests appurtenant thereto, and all buildings, structures, structural equipment, fixtures and improvements thereon including, without limitation, all heating, plumbing, ventilation, electrical, fire, safety, security and mechanical systems owned by Owner and used in the operations of the Hotel (with such buildings, structures, structural equipment, fixtures and improvements being collectively, the “Hotel Improvements”), with the Hotel Land and the Hotel Improvements being sometimes herein referred to collectively as the “Hotel Real Property”; and (ii) the lessee’s leasehold interest in and rights under the Golf Course Lease in and to the Golf Course Land and all buildings, structures, structural equipment, fixtures and improvements located on the Golf Course Land and used in the operations of the Golf Course (with such buildings, structures, structural equipment, fixtures and improvements being collectively, the “Golf Course Improvements”) (Owner’s leasehold interest in the Golf Course Land and the Golf Course Improvements are collectively referred to herein as the “Golf Course Leasehold”). The Hotel Improvements and the Golf Course Improvements are sometimes collectively referred to herein as the “Improvements.” The Hotel Real Property and the Golf Course Leasehold are sometimes collectively referred to herein as the “Real Property”;

(b) Tangible Personal Property. All tangible personal property which is owned by Owner, located at and used in the operations of the Hotel and/or the Golf Course, including, without limitation, all vehicles, furniture, furnishings, artwork, appliances, televisions and other video equipment, telephone and other communications equipment, audio equipment, linens, bedding, dinnerware, glassware, tableware, floor coverings, window coverings, office equipment, kitchen equipment, maintenance and cleaning equipment, rugs, mats, golf carts, golf course maintenance equipment, replacement parts and other tangible personal property of every kind and description (other than Inventories, as defined in Section 2(c) below) located on the Effective Date at the Hotel or the Golf Course or in Operator’s leased space in the Warehouse (as defined in Schedule 2(d) to this Agreement) (and all replacements implemented between the Effective Date and the Closing Date), but excluding the tangible personal property located at the Hotel and/or the Golf Course that comprises Excluded Property (as defined in Section 3.1 below) and is described on Schedule 2(b) attached hereto. The tangible personal property, other than the Excluded Property, described in this Section 2(b) is sometimes collectively referred to herein as the “Tangible Personal Property”;

(c) Inventories. All inventories at and for the Hotel and the Golf Course, whether opened or unopened, including without limitation all inventory in storerooms, refrigerators, pantries and kitchens, alcoholic and non-alcoholic beverages in wine cellars, bars or elsewhere in the Hotel or Golf Course facilities or in Operator’s leased space in the Warehouse, merchandise intended for sale or resale, fuel, mechanical supplies, stationery, guest supplies, maintenance and housekeeping supplies and other expensed supplies and similar items (including, without limitation, to the extent any of the same have been purchased by or on behalf of Owner to be used or sold at the Hotel or Golf Course, but have not yet been delivered to the Hotel or Golf Course), and replacements in the case of supplies, materials and inventories consumed or sold between the Effective Date and the Closing Date, but excluding the Excluded Property (collectively, “Inventories”); provided that the Purchase Price shall not be affected by any fluctuations in the value of Inventories between the Effective Date and the Closing to the extent fluctuations occur in accordance with Section 17.1 below;

(d) Intangible Personal Property. All of Owner’s rights under and interests in the following (whether in Owner’s or Operator’s possession or control), but excluding any intangible personal property described in the immediately following clauses (i) through (xii) that constitutes Excluded Property: (i) to the extent assignable, the service, maintenance, utility, supply and other agreements and contracts and the equipment leases relating to the operations of the Hotel and/or the Golf Course and to the Power Plant Equipment that are set forth on Schedule 2(d) attached hereto (collectively, the “Assumed Contracts”); (ii) to the extent available to Owner, surveys, architectural and engineering drawings, plans and specifications, other engineering and other design products, tests and reports relating to the Real Property, the Tangible Personal Property and/or the Power Plant Equipment and other technical descriptions and technical documents relating to the Real Property, the Tangible Personal Property and/or the Power Plant Equipment; (iii) the contracts, reservations and other arrangements for guest rooms, meeting and conference rooms, pre-function areas, events, tee times, food service and/or other facilities or services to be provided or supplied from the Hotel after the Re-Opening Date (as defined in Section 17.1 below), if any, and from the Golf Course after the Closing Date, if any, (the “Bookings”), and the aggregate amount of any deposits received by or on behalf of Owner (whether paid in cash or by credit card) as a deposit for any Bookings, if any, (the “Advance Deposits”), but only to the extent, if at all, that such Bookings and Advance Deposits exist as of the Closing; (iv) to the extent available to Owner, all equipment maintenance records, reports, parts, operating manuals, security codes and other intangible materials of any kind owned by Owner and relating to the ownership and/or operation of the Hotel equipment, the Golf Course equipment and/or the Power Plant Equipment; (v) telephone numbers and physical addresses relating to the ownership or operation of the Hotel and/or the Golf Course; (vi) to the extent transferable and owned by and held in the name of Owner, the Special Hotel License issued for the Hotel pursuant to the Spirit License Act (the “Permit”) and all other licenses, variances, certificates, permits and other authorizations, consents and approvals relating to the construction, ownership, operation, occupancy, maintenance or use of the Hotel, the Golf Course and/or the Power Plant Equipment, if any; (vii) to the extent transferable and owned by and held in the name of Owner, all warranties, guaranties and indemnities by third parties relating to the Hotel, the Golf Course and/or any of the Assets; (viii) all personnel information regarding the Hotel and Golf Course employees to the extent made available by Operator to Owner, including, without limitation, an employee roster (setting forth the name and position for each employee); (ix) to the extent transferable, all trademarks, trade names, service marks, copyrights, websites and domain names, relating to the trade names listed on Exhibit D attached hereto (with all such listed trade names being the “Intellectual Property”); (x) all goodwill associated with the Hotel and/or the Golf Course; (xi) copies of such other documents pertaining to the Hotel and the Golf Course as Buyer may reasonably request prior to Closing from Owner which are in Owner’s possession or control or which are in Operator’s possession or control and available to Owner; with all of the foregoing as described in the immediately preceding clauses (i) through (xi) being collectively the “Intangible Personal Property” and, together with the Tangible Property, the “Personal Property”; and

(e) Additions and Improvements. Any and all additions and improvements to and replacements of any of the foregoing Assets as described in Sections 2(a) through 2(d) above occurring between the Effective Date and the Closing Date; provided, however, that Owner shall not cause or permit any such addition, improvement or replacement to be commenced or made other than (i) in accordance with Section 17 below; (ii) following Buyer’s prior written consent thereto (which consent may be given, not given or conditioned in Buyer’s sole discretion); or (iii) to the extent required by applicable law (in which event Owner shall pay all costs and expenses incurred in connection with such addition, improvement or replacement).

For the avoidance of doubt, it is hereby declared that the sale and purchase of each of the Assets is interdependent and shall be completed simultaneously.

3. Excluded Property; Non-Assumed Liabilities.

3.1 Excluded Property. Notwithstanding anything to the contrary herein, the following are expressly excluded from the definition of Assets under this Agreement (collectively, the “Excluded Property”): (a) all tangible and intangible personal property or inventory owned or leased by tenants, concessionaires, licensees, guests or employees of Owner, Operator, or any other third party; (b) all insurance policies relating to the Assets and in effect prior to the Closing Date, including, without limitation, general liability, operational liability (including hotel and innkeepers’ liability and liquor liability), business interruption, fire and casualty policies, and except as set forth in Section 10 below all proceeds and claims thereunder as well as any prepayments thereunder; (c) Owner’s rights under the Ritz Carlton Agreement; (d) except to the extent of monies subject to proration and to be credited to Owner in accordance with Section 14 below, refunds, rebates, or other proceeds from third party claims, or any interest thereon, for periods or events occurring prior to the Apportionment Time (as defined in Section 14.1 below); (e) any property (including proprietary information) owned by Operator or any of its affiliates (“Excluded Operator Property”); (f) any property bearing the trademarks, tradenames, service marks, copyrights or domain names of Operator or any of its affiliates including, without limitation, the Ritz Carlton Name Property and the Ritz Carlton Merchandise (each as defined in Section 14.1(v) below) (“Excluded Branded Property”); (g) except to the extent of monies subject to proration hereunder and to be credited to Owner in accordance with Section 14 below, if any, monies on deposit in any Hotel and/or Golf Course operating account, reserve account (including any reserve for replacement of furniture, fixtures and equipment), or other account; (h) except to the extent of monies subject to proration hereunder and to be credited to Owner in accordance with Section 14 below, deposits for utilities and under any service, maintenance, utility, supply and other agreements and contracts and equipment leases relating to the operations of the Hotel and/or the Golf Course (including, without limitation, the Assumed Contracts); (i) except to the extent of monies subject to proration hereunder and to be credited to Owner in accordance with Section 14 below, prepaid Permit fees; (j) except to the extent of monies subject to proration hereunder and to be credited to Owner in accordance with Section 14 below, other items prepaid by or on behalf of Owner; (k) title to the Golf Course Land; and (1) title to the Power Plant Equipment.

3.2 Non-Assumed Liabilities. Unless otherwise specifically set forth herein to the contrary, any indebtedness, accounts payable, liabilities, claims, damages, losses or obligations of any kind or nature related to Owner, Operator or the Assets for the period prior to the Apportionment Time shall be retained, be the responsibility of and be paid by Owner, and Buyer shall not be or become liable therefor, except to the extent Buyer receives a credit therefor or otherwise expressly assumes in writing such liabilities pursuant to this Agreement or any other documents executed by Buyer and delivered to Lender at Closing (the “Non-Assumed Liabilities”). Any indebtedness, accounts payable, liabilities, claims, damages, losses or obligations of any kind or nature related to Buyer or to the Assets for the periods from and after the Apportionment Time shall be retained, be the responsibility of and be paid by Buyer, and neither Lender nor Owner shall be or become liable therefor. The provisions of this Section 3.2 shall survive the Closing and shall not merge with the provisions of any closing documents.

4. As-Is Purchase.

(a) BUYER ACKNOWLEDGES AND AGREES THAT UPON THE CLOSING, LENDER WILL SELL AND CONVEY TO BUYER, AND BUYER WILL ACCEPT THE ASSETS, “AS IS, WHERE IS, WITH ALL FAULTS.” BUYER FURTHER ACKNOWLEDGES AND AGREES THAT THERE ARE NO ORAL AGREEMENTS OR ORAL WARRANTIES OR REPRESENTATIONS COLLATERAL TO OR AFFECTING LENDER, OWNER, OWNER’S AFFILIATES OR ANY OTHER PERSON. NEITHER LENDER NOR OWNER IS LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE ASSETS FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE OR OTHER PERSON (TOGETHER WITH OWNER AND OWNER’S AFFILIATES, THE “OWNER PARTIES”), UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO HEREIN. BUYER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS THE “AS IS, WHERE IS” NATURE OF THIS SALE AND ANY FAULTS, LIABILITIES, DEFECTS OR OTHER ADVERSE MATTERS THAT MAY BE ASSOCIATED WITH THE ASSETS. BUYER, WITH BUYER’S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT, UNDERSTANDS THE SIGNIFICANCE OF EACH AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH HEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT AND THAT LENDER WOULD NOT HAVE AGREED TO SELL THE ASSETS TO BUYER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT.

(b) OTHER THAN THE MATTERS REPRESENTED IN SECTION 1.4 AND SECTION 5 HEREOF AND IN ANY INSTRUMENT EXECUTED AND DELIVERED BY LENDER OR OWNER AT CLOSING, BY WHICH ALL OF THE PROVISIONS OF THIS AGREEMENT ARE LIMITED, BUYER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF THE OWNER PARTIES, AND BUYER HEREBY ACKNOWLEDGES THAT NO SUCH REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LENDER AND OWNER EACH SPECIFICALLY DISCLAIMS, AND NEITHER THE OWNER PARTIES NOR ANY OTHER PERSON IS

MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO BUYER, AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY LENDER OR THE OWNER PARTIES OR RELIED UPON BY BUYER WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE ASSETS, OR ANY PORTION THEREOF, INCLUDING (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY RIGHTS OF BUYER UNDER APPROPRIATE LAWS OR REGULATIONS TO CLAIM DIMINUTION OF CONSIDERATION, (iv) ANY CLAIM BY BUYER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, WITH RESPECT TO THE ASSETS, (v) THE FINANCIAL CONDITION OR PROSPECTS OF THE ASSETS AND (vi) THE COMPLIANCE OR LACK THEREOF OF THE REAL PROPERTY OR THE IMPROVEMENTS WITH GOVERNMENTAL REGULATIONS, INCLUDING ENVIRONMENTAL LAWS, NOW EXISTING OR HEREAFTER ENACTED OR PROMULGATED, IT BEING THE EXPRESS INTENTION OF LENDER, OWNER AND BUYER THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE ASSETS WILL BE CONVEYED AND TRANSFERRED TO BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR, “AS IS, WHERE IS, WITH ALL FAULTS.”

(c) BUYER REPRESENTS THAT IT IS A KNOWLEDGEABLE, EXPERIENCED AND SOPHISTICATED BUYER OF REAL ESTATE, AND THAT IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF BUYER’S CONSULTANTS IN PURCHASING THE ASSETS. BUYER HAS BEEN GIVEN A SUFFICIENT OPPORTUNITY TO CONDUCT AND HAS CONDUCTED SUCH INSPECTIONS, INVESTIGATIONS AND OTHER INDEPENDENT EXAMINATIONS OF THE ASSETS AND RELATED MATTERS AS BUYER DEEMS NECESSARY, INCLUDING THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AND WILL RELY UPON SAME AND NOT UPON ANY STATEMENTS OF LENDER OR THE OWNER PARTIES NOT EXPRESSLY STATED IN THIS AGREEMENT AND/OR IN ANY INSTRUMENT EXECUTED AND DELIVERED BY LENDER OR OWNER AT CLOSING. BUYER ACKNOWLEDGES THAT ALL INFORMATION OBTAINED BY BUYER WAS OBTAINED FROM A VARIETY OF SOURCES, AND NEITHER LENDER NOR OWNER WILL BE DEEMED TO HAVE REPRESENTED OR WARRANTED THE COMPLETENESS, TRUTH OR ACCURACY OF ANY OF THE DOCUMENTS OR OTHER INFORMATION FURNISHED OR OTHERWISE MADE AVAILABLE TO BUYER EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. EXCEPT FOR THE NON-ASSUMED LIABILITIES, UPON THE CLOSING, BUYER WILL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INSPECTIONS AND INVESTIGATIONS.

(d) THE TERMS AND CONDITIONS OF THIS SECTION 4 WILL EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT OR THE CLOSING, AS THE CASE MAY BE, WILL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS AND ARE HEREBY DEEMED INCORPORATED INTO THE CLOSING DOCUMENTS AS FULLY AS IF SET FORTH AT LENGTH THEREIN.

5. Owner’s and Lender’s Representations and Warranties.

5.1 Representations and Warranties. Owner, and Lender solely with respect to the representation set forth in Section 5.1(a)(ii) below, each represents and warrants to Buyer that the following representations and warranties are true and correct in all material respects as of the Effective Date (as Owner’s representations shall be updated as of the business day immediately prior to the Closing Date pursuant to Section 5.2 below):

(a) Authority. (i) Owner is a limited partnership validly existing and in good standing under the laws of the State of Delaware and duly registered under Part X of the Companies Act of Jamaica, and Owner has all requisite power and authority to enter into this Agreement and all documents now or hereafter to be executed and delivered by Owner pursuant to this Agreement and to perform its obligations under this Agreement and under such documents and has taken all action (statutory or otherwise) necessary to execute, deliver and exercise its rights and perform its obligations hereunder. The person executing on behalf of Owner this Agreement and all documents now or hereafter to be executed and delivered by Owner pursuant to this Agreement has been duly authorized to execute such documents on behalf of Owner. Owner has, or prior to Closing shall have, obtained any consents necessary for it to enter into and perform under this Agreement.

(ii) Lender is a limited liability company validly existing and in good standing under the laws of the State of Delaware, and Lender has all requisite power and authority to enter into this Agreement and all documents now or hereafter to be executed and delivered by Lender pursuant to this Agreement and to perform its obligations under this Agreement and has taken all action (statutory or otherwise) necessary to execute, deliver and exercise its rights and perform its obligations hereunder. The person executing on behalf of Lender this Agreement and all documents now or hereafter to be executed and delivered by Lender pursuant to this Agreement has been duly authorized to execute such documents on behalf of Lender. Lender has, or prior to Closing shall have, obtained any consents necessary for it to enter into and perform under this Agreement.

(b) No Violation. The execution, delivery and performance by Owner of and under this Agreement will not result in a violation by Owner of its obligations under any (i) judgment or order entered by any court or governmental body; (ii) governmental statute, ordinance, code, rule or regulation; or (ii) contract or agreement or indenture, in each case that is binding on Owner or any of the Assets.

(c) Title to Real Property; Encumbrances.

(i) The Hotel Land and the Golf Course Land are described in Exhibit A-1 and Exhibit A-2, respectively, which exhibits are accurate in all respects, and the Hotel Land and the Golf Course Land comprise all the land owned, leased, controlled or occupied by the Owner for the purpose of the Hotel and the Golf Course, subject to Section 5.1(c)(ii) below. To Owner’s knowledge all of the land comprising the Hotel Land and the Golf Course Land is registered land under the Registration of Titles Act. To Owner’s knowledge, Owner is the registered proprietor of and owns fee title to the Hotel Land, subject only to (i) the liens, encumbrances, easements, restrictions and covenants and other matters set forth on the

Certificate of Title for the Hotel Land and the Golf Course Land in effect as of the Effective Date (collectively, the “Registered Exceptions”). Owner shall cause the liens, encumbrances, easements, restrictions and covenants listed on Schedule 5.1(c-1) attached hereto (collectively, the “Non-Permitted Encumbrances”) to be wholly discharged on or before Closing. To Owner’s actual knowledge, Owner is registered as the lessee of the Golf Course Land. To Owner’s knowledge, the other Assets are owned free and clear by Owner except for the Registered Exceptions. Owner and/or Lender has arranged with all holders of Non-Permitted Encumbrances for the release and discharge of all Non-Permitted Encumbrances and will satisfy prior to Closing each Non-Permitted Encumbrance. Owner is fully entitled to vacant possession of the Hotel Land subject only to the rights of Hotel guests, Golf Course guests, Hotel and Golf Course employees and others necessary for the current operation of the Hotel and Golf Course and has exclusive possession of the Golf Course Land subject only to the rights of Hotel guests, Golf Course guests, Hotel and Golf Course employees and others necessary for the current operation of the Hotel and Golf Course. At Closing, Owner shall give to Buyer vacant possession of the Hotel Land and exclusive possession of the Golf Course Land. Upon delivery of possession of the Assets to Buyer at Closing as contemplated by this Agreement, all right, title and interest in and to the Real Property and the other Assets will be transferred to Buyer free and clear of all liens, encumbrances, easements, restrictions and covenants and other rights of third parties, except for the Registered Exceptions that are not Non-Permitted Encumbrances (the “Permitted Exceptions”). There are no pending or, to Owner’s knowledge, threatened disputes regarding boundaries, easements, covenants or other matters relating to any of the Hotel Land and the Golf Course or their use other than as set out in Schedule 5.1(c-2) attached hereto.

(ii) Notwithstanding anything to the contrary in Section 5.1(c)(i) above, Buyer acknowledges that, as of the Effective Date, (1) the land described on Exhibit A-3 (the “Beach Parcel”) is not registered land under the Registration of Titles Act and Owner does not own fee simple title thereto and (2) title to the land described on Exhibit A-4 (the “RHDL Parcel”) is registered under the name of RHDL and Owner does not own fee simple title thereto.

(d) No Condemnation. There is no pending or, to Owner’s knowledge, threatened condemnation, eminent domain or similar proceeding with respect to all or any portion of the Real Property or the Golf Course Land.

(e) Agreements with Governmental Authorities. Neither Owner nor any of its affiliates has entered into any unrecorded commitment or agreement with any governmental authority affecting the ownership or operation of all or any portion of the Real Property, the Golf Course Land, the Hotel, the Golf Course or any of the other Assets.

(f) Compliance. To Owner’s knowledge, except as set forth on Schedule 5.1(f) attached hereto, Owner has not received any written notice from any governmental authority that any of the Assets or the Power Plant Equipment, or any portion thereof, is in violation of any applicable fire, health, building, use, occupancy, environmental, zoning or other law, code, rule, ordinance, statute, order, directive, regulation or other requirement affecting the Assets or the Power Plant Equipment, as applicable, where such violation remains outstanding. To Owner’s knowledge, except as set forth on Schedule 5.1(f) attached hereto, there are no presently uncured violations of any applicable governmental statute, ordinance, code, rule or regulation affecting the Assets or the Power Plant Equipment.

(g) Litigation. There is no pending or, to Owner’s knowledge, threatened action, suit, governmental or administrative investigation or arbitration proceeding against or affecting Owner or any of the Assets, or arising out of the ownership, lease, management or operation of any of the Assets, this Agreement or the transaction contemplated by this Agreement, which will remain outstanding following Closing.

(h) Assumed Contracts and Golf Course Lease. Owner has delivered to Buyer true, complete, and correct copies of (i) the Golf Course Lease (including, but not limited to, any amendments, modifications, side letters or other written agreements relating thereto); and (ii) all of the Assumed Contracts (including, but not limited to, any amendments, modifications, side letters or other written agreements relating thereto) currently in effect (or that will be in effect after Closing). Each of the Assumed Contracts and the Golf Course Lease is in full force and effect, and except with respect to defaults, failures or other circumstances, if any, that will be fully satisfied or cured by Owner or the other party to such agreement at or prior to the Closing, Owner has not received any notice alleging or claiming any default or failure of performance thereunder which has not heretofore been cured or satisfied, and to Owner’s knowledge (A) there are no defaults thereunder, (B) no events have occurred that with notice or the passage of time or both would constitute a default by Owner or any other party thereto and (C) there exist no offsets or defenses to the performance of all obligations thereunder. All Assumed Contracts on which stamp duty is payable have been duly stamped or prior to Closing will, to the extent possible using commercially reasonable efforts, be duly stamped. As of the Closing, other than the Assumed Contracts, there are no other contracts, agreements or commitments whether conditional or unconditional and no arrangements or undertakings that will be legally binding on Buyer.

(i) Environmental. To Owner’s knowledge, Owner has not received any notice of or relating to any alleged violation of or non-compliance of any of the Assets or the Power Plant Equipment with any applicable laws, regulations, codes of practice and other similar controls and advice made or issued by national or local government or by any other regulatory body relating to the protection of the environment (including without limitation the prevention of pollution of any land, water, or air due to the release, escape, or other emission of any substance including radioactive substances or the production, transportation, storage, treatment, recycling or disposal of waste or the making of noise) that are now in existence and, where relevant, enforceable (the “Environmental Laws”), which violation or non-compliance remains outstanding.

(j) Tenancies. To Owner’s knowledge, there are no leases, licenses, concessions or other agreements granting any occupancy, possessory or entry rights in or to the Real Property other than (i) as set forth on Schedule 5.1(j) attached hereto (the “Leases”), which Leases shall be terminated by Owner prior to Closing in accordance with Section 17.6 below, and (ii) the Registered Exceptions and the Assumed Contracts.

(k) Rights of Others. No party has any right of first refusal, right of first offer or option to purchase or with respect to all or any part of the Assets.

(l) Personal Property. The items, amounts and quantities of the Tangible Personal Property as of the Effective Date together with any Excluded Property constituting tangible personal property, are, and as of the Closing will be, adequate and sufficient for the operation of the Hotel and the Golf Course in a manner consistent with the manner in which the Hotel and Golf Course have been operated during the twelve-month period immediately preceding the Effective Date. There is no Tangible Personal Property or Inventory used in the operation of the Hotel or the Golf Course, as applicable, as they are being operated as of the Effective Date, that is not either located at the Hotel or Golf Course or being delivered to the Hotel or the Golf Course. There is no Tangible Personal Property or Inventory located at or used in connection with the operation of the Hotel or the Golf Course that is owned by any person or entity other than Owner. As of the Closing Date, all of the Tangible Personal Property, the Inventory and the Intangible Personal Property is owned by Owner free and clear of all liens, encumbrances and security interests except for the Permitted Exceptions. As of the Effective Date, there is no material tangible personal property located at the Hotel, the Warehouse or the Golf Course, which is used in the operation of the Hotel and/or the Golf Course, that is owned by any person or entity other than Seller (except for certain items of the Excluded Property).

(m) No Management Agreements. Other than the Ritz Carlton Agreement (which shall be terminated by Owner as of the Closing without any cost or expense to Buyer) and the Assumed Contracts, there are no hotel management, property management or asset management agreements that relate to or encumber the Real Property, the Hotel, the Golf Course or the Power Plant Equipment. Owner has the right to terminate the Ritz Carlton Agreement effective as of the Closing as required by this Agreement.

(n) Bankruptcy. Owner has not (i) commenced a voluntary case with respect to it or its assets, or to Owner’s knowledge had entered against it a petition, for relief under any bankruptcy act, and is not the subject of any petition, order or decree under any law or statute relative to bankruptcy, insolvency or other relief for debtors; (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator, or similar official in any federal, state, or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets or any of the Assets; or (iii) made a general assignment for the benefit of creditors.

(o) OFAC. Owner (i) is not in violation of any Anti-Terrorism Law (as defined below); (ii) is not a Prohibited Person (as defined below); and (iii) is not and will not knowingly (1) conduct any business or engage in any transaction or dealing with any Prohibited Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (2) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 (as defined below); or (3) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose or intent of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. As used herein: (1) “Anti-Terrorism Law” is defined as any law relating to terrorism or money-laundering, including Executive Order No. 13224 and the USA Patriot Act (as defined below); (2) “Executive Order No. 13224” is defined as the United States Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”; (3) “Prohibited Person” is defined as (A) person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (B) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(C) a person or entity with whom any lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (D) a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; (E) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the United States Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/offices/eotffc/sdn/tllsdn.pdf or at any replacement website or other official publication of such list; or (F) a person or entity who is affiliated with a person or entity described in clauses (A)-(E) of this definition; and (4) “USA Patriot Act” is defined as the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56) of the United States.

(p) Employment. All of the employees currently employed at or for the Hotel and the Golf Course are employed solely by Owner or Operator. There is and has been no collective bargaining agreement, or any other agreement, with any union or employee representative, relating to the Hotel or the Golf Course. There have been no employee or union organization activities, strikes, boycotts, work slowdowns, employee walkouts, work stoppages or employer lockouts at or with respect to the Hotel or the Golf Course during the past twelve (12) months. As at Closing all employees of the Hotel and the Golf Course will have been terminated before or as of the Closing Date and all salaries and other emoluments including holiday pay, income tax, education tax, national insurance payments, contributions to retirement benefit schemes required under Jamaican law to be paid, will have been paid or will be paid at Closing in full. The termination of all employees of the Hotel and the Golf Course (including any former employees made redundant prior Closing Date) have been or will be carried out in accordance with the Employment (Termination and Redundancy Payments) Act and all notice pay or redundancy payments due to such employees have been paid or will be paid at Closing in full.

(q) Intellectual Property. Owner has not received written notice alleging that the Intellectual Property or the operation of the Hotel and/or the Golf Course infringes upon or otherwise violates the intellectual property rights of any third party. No settlement agreements, consent agreements, or similar agreements, or judgments, court orders, or similar obligations to which Owner or its affiliates are a party, limit Owner’s rights to own, use, or possess any of the Intellectual Property.

(r) Insurance. Owner is maintaining, and will maintain through Closing, in full force and effect the insurance policies with the coverage for the Assets described in Schedule 5.1(r) attached hereto (collectively, the “Insurance Policies”). Owner has not received, and to Owner’s knowledge Operator has not received, any written notice from any insurer or board of fire underwriters of any defects or inadequacies with respect to the Assets or any part or component thereof that that have not been cured or repaired and that would be reasonably likely to have a material adverse effect on the insurability of the Assets or cause any material increase in the premiums for insurance for the Assets.

(s) Operator Property. A true, correct and accurate list of all Excluded Operator Property and Excluded Branded Property is set forth on Schedule 5.1(s) attached hereto.

(t) Permit. To Owner’s actual Knowledge, the Permit is in full force and effect and is not conditioned or restricted except as set forth in such Permit. Owner has not received any written notice alleging any breach or violation of any provision, condition or limitation of the Permit or any notice of non-renewal, suspension or revocation of the Permit that has not been dismissed or cured.

(u) Due Diligence Materials. Prior to the Effective Date, Owner provided to or made available to Buyer all material non-proprietary information relating to the Assets and the Power Plant Equipment in Owner’s (or its legal counsel’s) possession or control which Buyer has requested (the “Due Diligence Materials”). To Owner’s knowledge, Owner has not failed to deliver to Buyer any other information in the possession or control of Owner or Owner’s legal counsel that would render the Due Diligence Materials incomplete or inaccurate in any material respect.

5.2 Bring Down of Representations and Warranties. The Owner’s representations and warranties set forth in Section 5.1 above shall all be remade as of the business day immediately prior to each of the Additional Deposit Funding Date and the Closing Date pursuant to a certificate in substantially the form of Exhibit E attached hereto (each, “Owner’s Bring Down Certificate”). Owner shall deliver Owner’s Bring Down Certificate to Buyer in electronic format not later than 2:00 p.m. (EDT) on the business day immediately prior to each of the Additional Deposit Funding Date and the Closing Date. If Owner’s Bring Down Certificate discloses any new matters (i.e., a matter which was not disclosed in Owner’s original representations and warranties as set forth in this Agreement) arising out of circumstances first occurring after the Effective Date, which circumstances have a material adverse effect on the value of the Assets as a whole, are unrelated to Owner’s closure of the Hotel to accommodate Buyer’s post-closing renovation activities, and are not capable of being resolved by Owner prior to or at Closing, then Buyer may elect by written notice to Lender, Owner, MFG and HMF in electronic format, to either (A) waive such disclosure and complete the funding of the Additional Deposit and/or the purchase of the Assets, as applicable, in accordance with the terms of this Agreement, or (B) terminate this Agreement in which event MFG shall pay the balance of the Deposit then held by MFG to Buyer, and Lender, Owner and Buyer shall have no further rights or obligations under this Agreement, except those which expressly survive termination; provided, however, that in the event of a termination of this Agreement pursuant to the foregoing clause (B) occurring after the Additional Deposit Funding Date, HMF shall also release to MFG the original stamped copy of this Agreement duly marked “cancelled” together with the Original Transfer Tax Receipt so as to allow MFG to invoke the Unwind Procedure (as defined in Section 12.3 below) and upon recovery of the Stamp Duty and Tax Refund (as defined in Section 12.3 below), the Stamp Duty and Tax Refund shall be paid to Buyer, less and except the pro rata portion of the Stamp Duty and Tax Refund attributable to Lender’s Stamp Duty Contribution theretofore made by Lender, if any (“Lender’s Deposit Refund Amount”), which Lender’s Deposit Refund Amount will be paid by MFG to Lender. Buyer’s failure to deliver such a notice to Lender, Owner, MFG and HMF prior to 1:00 p.m. on the Additional Deposit Funding Date or prior to the scheduled time for Closing, as applicable, shall be deemed Buyer’s election to waive such inaccuracy and to fund the Additional Deposit and/or to complete the purchase of the Assets, as applicable, in accordance with the terms of this Agreement.

5.3 Survival of Representations and Warranties. Owner’s representations and warranties set forth in this Agreement, as amended or supplemented in Owner’s Bring Down Certificates, shall not survive the Closing.

5.4 Owner’s Knowledge. As used in this Agreement, the phrase “to Owner’s knowledge” or words of similar import shall mean the actual knowledge of the individuals set forth on Schedule 5.4 attached hereto (collectively, the “Knowledge Parties”), after conducting reasonable investigation of the matters being represented and warranted. The Knowledge Parties shall have no personal liability for a breach of a representation or warranty set forth in this Agreement.

5.5 Limitation on Owner’s Representations and Warranties.

(a) BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY CLOSING DOCUMENT, (I) THE PURCHASE OF THE ASSETS SHALL BE ON AN “AS IS,” “WHERE IS,” “WITH ALL FAULTS BASIS,” SUBJECT TO REASONABLE WEAR AND TEAR FROM THE EFFECTIVE DATE UNTIL CLOSING, AND (II) NONE OF LENDER, OWNER, OPERATOR OR ANY OWNER AFFILIATE, OR ANY OF THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, NOR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING, HAVE MADE ANY REPRESENTATION, WARRANTY, GUARANTY, PROMISE, PROJECTION OR PREDICTION WHATSOEVER WITH RESPECT TO THE ASSETS OR ANY ASPECT OR PORTION THEREOF, WRITTEN OR ORAL, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY REPRESENTATION OR WARRANTY AS TO (A) THE CONDITION, QUANTITY, QUALITY, USE, OCCUPANCY OR OPERATION OF THE ASSETS OR ANY PORTION THEREOF, (B) THE PAST, PRESENT OR FUTURE REVENUES OR EXPENSES WITH RESPECT TO THE ASSETS, (C) THE COMPLIANCE OF THE ASSETS OR ANY PORTION THEREOF OR THE OPERATION OF THE ASSETS WITH ANY ZONING REQUIREMENTS, BUILDING CODES OR OTHER APPLICABLE LAW, OR (D) THE ACCURACY OF ANY ENVIRONMENTAL REPORTS OR OTHER INFORMATION SET FORTH IN THE OWNER DUE DILIGENCE MATERIALS PROVIDED TO BUYER WHICH WERE PREPARED FOR OR ON BEHALF OF OWNER. BUYER ACKNOWLEDGES AND AGREES THAT BUYER IS NOT RELYING ON ANY STATEMENT MADE OR INFORMATION PROVIDED TO BUYER BY LENDER, OWNER, OPERATOR OR ANY AFFILIATE OF OWNER, OR ANY OF THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, OR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY OWNER IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENT.

(b) IF BUYER HAS KNOWLEDGE PRIOR TO CLOSING OF A BREACH OF ANY REPRESENTATION OR WARRANTY MADE BY OWNER IN THIS AGREEMENT AND BUYER NEVERTHELESS ELECTS TO CLOSE THE TRANSACTION CONTEMPLATED HEREUNDER, SUCH REPRESENTATION OR WARRANTY BY OWNER WITH RESPECT TO SUCH MATTER SHALL BE DEEMED TO BE MODIFIED TO REFLECT SUCH BUYER’S KNOWLEDGE.

6. Buyer Representations and Warranties.

Buyer represents and warrants to Lender and Owner that the following representations and warranties are true and correct in all material respects as of the Effective Date:

(a) Authority. The entity constituting Buyer that is executing this Agreement is a wholly owned subsidiary of Playa Hotels & Resorts, S.L. (“Playa”), and is a private limited liability company existing and in good standing under the laws of Netherlands, and has all requisite power and authority to enter into this Agreement and all documents now or hereafter to be executed and delivered by Buyer pursuant to this Agreement and to perform its obligations under this Agreement and under such documents. The person executing on behalf of Buyer this Agreement and all documents now or hereafter to be executed and delivered by Buyer pursuant to this Agreement has been duly authorized to execute such documents on behalf of Buyer. Buyer has, or prior to Closing shall have, obtained any consents necessary for it to enter into and perform under this Agreement.

(b) No Violation. The execution, delivery and performance by Buyer of and under this Agreement will not result in a violation by Buyer of its obligations under any (i) any judgment or order entered by any court or governmental body; (ii) any governmental statute, ordinance, code, rule or regulation; or (iii) any contract or agreement or indenture, in each case that is binding on Buyer.

(c) OFAC. Buyer (i) is not in violation of any Anti-Terrorism Law; (ii) is not a Prohibited Person; and (iii) is not and will not knowingly (1) conduct any business or engage in any transaction or dealing with any Prohibited Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (2) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (3) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose or intent of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

7. Closing Costs.

Lender shall be responsible at Closing for the payment from the Purchase Price of (i) all expenses of Owner as set forth in Section 19 below; (ii) one hundred percent (100%) of any transfer tax or assessment applicable to the conveyances and transfers contemplated by this Agreement, and (iii) fifty percent (50%) of stamp duties and registration fees applicable to the conveyances and transfers contemplated by this Agreement. Buyer shall be responsible for or pay at Closing (i) all expenses of Buyer as set forth in Section 19 below; (ii) fifty percent (50%) of stamp duties and registration fees applicable to the conveyances and transfers contemplated by this Agreement; and (iii) any GCTA tax required to be paid by Buyer pursuant to Section 1.4 above.

8. Due Diligence.

Buyer hereby acknowledges and agrees that, prior to its execution of this Agreement, Buyer has had access to the Assets, the Hotel and the Golf Course, and to information concerning the Assets, the Hotel and the Golf Course, and that Buyer enters into this Agreement recognizing that Buyer does not have the right to additional due diligence under this Agreement. Except for the representations and warranties of Owner expressly made in this Agreement, Buyer is and will be relying upon its own due diligence and inspections and the advice of its own counsel and consultants.

9. Vesting; Purchase Price Undertaking.

9.1 Vesting. Buyer and Owner agree that title to and possession of the Assets shall vest in Buyer no later than the completion of Closing.

9.2 Purchase Price Undertaking. On May 31, 2013, Buyer shall procure the delivery to HMF of an undertaking reasonably acceptable to Lender, Owner and HMF for payment of the balance of the Purchase Price at Closing; provided that Lender, Owner and HMF agrees that such undertaking may be provided by MFG or by a Jamaican financial institution reasonably acceptable to Lender, Owner and HMF.

10. Casualty.

10.1 Material Casualty. If the Assets or any portion thereof is damaged or destroyed by fire or any other casualty prior to Closing (a “Casualty”), Owner shall give written notice of such Casualty to Lender and Buyer promptly after the occurrence of such Casualty. If the amount of the repair, restoration or replacement required by a Casualty equals or exceeds Two Million Dollars United States Dollars (US$2,000,000) (a “Material Casualty”), then Buyer shall have the right, in its sole discretion, to (i) terminate this Agreement in which event MFG shall pay the balance of the Deposit then held by MFG to Buyer and, in the event of a termination of this Agreement occurring after the Additional Deposit Funding Date, HMF shall also release to MFG the original stamped Agreement duly marked “cancelled” together with the Original Transfer Tax Receipt so as to allow MFG to invoke the Unwind Procedure and upon recovery of the Stamp Duty and Tax Refund, the Stamp Duty and Tax Refund shall be paid to Buyer, less the Lender’s Deposit Refund Amount, if any, which MFG shall pay to Lender, and Lender, Owner and Buyer shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (ii) proceed to Closing, without terminating this Agreement, in which case Owner shall (A) credit the amount of the applicable insurance deductible against the Purchase Price, and (B) transfer and assign to Buyer all of Owner’s right, title and interest in and to all proceeds from all casualty and lost profits insurance policies maintained by Owner with respect to the Assets affected by such Casualty, except those proceeds allocable to lost profits for the period prior to the Closing; provided, however, that until such time as Buyer receives written confirmation from the applicable insurer, reasonably satisfactory to Buyer, acknowledging the assignment of such claim and agreeing to acknowledge Buyer as the insured under such policies for purposes of such claim, Owner shall continue to use commercially reasonable efforts, but at no material cost to Owner, to pursue the insurance proceeds thereunder on behalf of Buyer. Buyer shall make an election under this Section 10.1 by giving written notice to Owner on or before twenty (20) days after Owner’s delivery to Buyer of written notice of such Casualty. If Buyer fails to make an election under this Section 10.1 within such twenty (20) day time period, Buyer shall be conclusively deemed to have elected to proceed to Closing pursuant to clause (B) of this Section 10.1. If the Closing Date is scheduled to occur within Buyer’s twenty (20) day election period, the Closing Date shall be extended until the tenth (10th) day after the expiration of such twenty (20) day election period.

10.2 Non-Material Casualty. In the event of any Casualty which is not a Material Casualty and with respect to which at least eight-five percent (85%) of the amount of the repair, restoration or replacement required by such Casualty is covered by Owner’s insurance policies, as determined by Buyer in its reasonable discretion, then Buyer shall not have the right to terminate this Agreement, but shall proceed to Closing, in which case Owner shall (A) credit the amount of the applicable insurance deductible against the Purchase Price, and (B) transfer and assign to Buyer all of Owner’s right, title and interest in and to all proceeds from all casualty and lost profits insurance policies maintained by Owner with respect to the Assets, except those proceeds allocable to lost profits for the period prior to the Closing; provided, however, that until such time as Buyer receives written confirmation from the applicable insurer, reasonably satisfactory to Buyer, acknowledging the assignment of such claim and agreeing to acknowledge Buyer as the insured under such policies for purposes of such claim, Owner shall continue to use commercially reasonable efforts, but at no material cost to Owner, to pursue the insurance proceeds thereunder on behalf of Buyer. In the event of any Casualty which is not a Material Casualty and with respect to which less than eight-five percent (85%) of the amount of the repair, restoration or replacement required by such Casualty is covered by Owner’s insurance policies, as determined by Buyer in its reasonable discretion, then the provisions of Section 10.1 above shall apply as if such Casualty were a Material Casualty.

10.3 Survival. The provisions of this Section 10 shall survive the Closing.

11. Condemnation.

11.1 Material Condemnation. If the event of any actual or threatened condemnation or taking pursuant to the power of eminent domain of all or any portion of the Real Property, or any proposed sale in lieu thereof (a “Condemnation”), Owner shall give written notice of such Condemnation to Lender and Buyer promptly upon Owner’s receipt of notice of such Condemnation. If the Condemnation would (i) result in any material reduction or restriction in access to the Hotel Land, the Golf Course Land or the Improvements, or (ii) have a materially adverse effect on the operation of the Hotel or the Golf Course (a “Material Condemnation”), then Buyer shall have the right, in its sole discretion, to (A) terminate this Agreement, in which case MFG shall pay to Buyer the balance of the Deposit held by MFG and, in the event of a termination of this Agreement occurring after the Additional Deposit Funding Date, HMF shall also release to MFG the original stamped Agreement duly marked “cancelled” together with the Original Transfer Tax Receipt so as to allow MFG to invoke the Unwind Procedure and upon recovery of the Stamp Duty and Tax Refund, the Stamp Duty and Tax Refund shall be paid to Buyer less the Lender’s Deposit Refund Amount, if any, which MFG shall pay to Lender, and Lender, Owner and Buyer shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (B) proceed to Closing, without terminating this Agreement, in which case Lender and Owner shall assign to Buyer all of

Lender’s and Owner’s respective right, title and interest in all proceeds and awards from such Condemnation. Buyer shall make an election under this Section 11.1 by giving written notice to Lender and Owner within twenty (20) days after Owner’s delivery to Buyer of written notice of such Condemnation. If Buyer fails to make an election under this Section 11.1 within such time period, Buyer shall be conclusively deemed to have elected to proceed to Closing pursuant to clause (B) of this Section 11.1. If the Closing Date is scheduled to occur within Buyer’s twenty (20) day election period, the Closing Date shall be extended until the tenth (10th) day after the expiration of such twenty (20) day election period.

11.2 Non-Material Condemnation. In the event of any Condemnation of any Real Property other than a Material Condemnation, Buyer shall not have the right to terminate this Agreement, but shall proceed to Closing, in which case Owner shall assign to Buyer all of Owner’s right, title and interest in all proceeds and awards from such Condemnation.

12. Conditions to Closing.

12.1 Buyer’s Conditions. Buyer’s obligation to consummate Closing pursuant to this Agreement is conditioned upon the satisfaction (or waiver in writing by Buyer in its sole discretion) of the following conditions on and as of the Closing Date:

(i) Owner shall have completed all of the deliveries required to be made by Owner under Section 13.1 below;

(ii) Owner shall have performed and satisfied its other obligations under this Agreement in all material respects;

(iii) The representations and warranties of Owner set forth in this Agreement (as confirmed and/or updated by Owner’s Bring Down Certificate delivered pursuant to Section 13.1(a)(iv)) below shall be true and correct in all material respects as of the Closing;

(iv) Lender shall have transferred title to the Assets (including title to the Hotel Land under the Registration of Titles Act in the name of Buyer or its nominee) under its powers of sale in the First Loan Security Documents free and clear of all charges, liens, equities and encumbrances, save for the Permitted Exceptions; and all of the Non-Permitted Encumbrances shall have been fully released and discharged;

(v) Owner shall have caused RHDL to enter into a binding contract substantially in accordance with the form of agreement to be agreed upon by Owner and Buyer, acting reasonably, and attached hereto within five (5) business days following the Effective Date as Exhibit J, agreeing for nominal consideration to transfer title to the RHDL Parcel under the Registration of Titles Act in the name of Buyer or its nominee free and clear of all charges, liens, equities and encumbrances save for restrictive covenants and easements (if any) endorsed on the parent Certificate of Title and such easements if any as are obvious and apparent, in each case as of the Effective Date, such transfer to occur simultaneously with the transfer of title to the Assets, if reasonably possible, and if not, as soon as practically possible after Closing;

(vi) There shall be no unpaid tax or assessment (or any fine or penalty related thereto) which is then due and that constitutes a lien, charge or encumbrance against any of the Assets;

(vii) At no cost or expense to Buyer, the Ritz Carlton Agreement shall have been validly terminated in accordance herewith;

(viii) At no cost or expense to Buyer, the employment of each of the Hotel and Golf Course employees employed by Owner or Operator shall have been validly terminated as required hereunder; Owner shall have paid, or arranged for payment in full in the manner provided by this Agreement of, any related redundancy payments and accrued benefits to such employees; and Owner shall have provided to Buyer reasonable evidence of such termination and payment or payment arrangement;

(ix) No injunction or other court order shall have been issued which has not been discharged that prohibits or makes impossible the consummation of the Closing on the Closing Date; and

(x) The Assumed Contracts, Golf Course Lease, and Power Plant Equipment Lease shall each have been duly stamped in the amount of any stamp duty due with respect thereto to the extent required by law to be enforceable.

12.2 Owner’s Conditions. Lender’s and Owner’s obligation to consummate Closing pursuant to this Agreement is conditioned upon the satisfaction (or waiver in writing by Lender and Owner in their sole discretion) of the following conditions on and as of the Closing Date:

(i) Buyer shall have completed all of the deliveries required to be made by Buyer under Section 13.2 below;

(ii) Buyer shall have performed and satisfied its other obligations under this Agreement in all material respects;

(iii) The representations and warranties of Buyer shall be true and correct in all material respects as of the Closing;

(iv) Buyer’s delivery of an undertaking in accordance with Section 9.2 above; and

(v) No injunction or other court order shall have been issued that prohibits or makes impossible the consummation of the Closing on the Closing Date.

12.3 Failure of Condition. Each of Lender, Owner and Buyer shall use commercially reasonable efforts, at no cost or expense to Lender, Owner or Buyer, as applicable, other than those required by this Agreement, to satisfy, by the Closing Date, such conditions as are stated in Section 12.1 and Section 12.2 above to the extent the satisfaction of such conditions is within its control. In the event of any failure of any of the conditions stated in either Section 12.1 or Section 12.2 above, which failure is not a result of a breach of or default under this Agreement by Lender, Owner or Buyer, respectively, the sole right of the Party benefited by such condition with respect to such failure shall be either (i) to terminate this Agreement by delivering written notice of such termination to the other Party in electronic format, with a copy to MFG and HMF, on or prior to the Closing Date, in which event, the balance of the Deposit then held by MFG will be returned to Buyer, and HMF shall also release to MFG the original stamped Agreement duly marked “cancelled” together with the Original Transfer Tax Receipt so as to allow MFG to invoke the Unwind Procedure and upon recovery of the Stamp Duty and Tax Refund, the Stamp Duty and Tax Refund shall be paid to Buyer less the Lender’s Deposit Refund Amount, if any, which MFG shall pay to Lender, and Lender, Owner and Buyer shall have no further rights or obligations under this Agreement, except those which expressly survive such termination; or (ii) waive in writing the satisfaction of such condition and proceed to Closing in accordance with and subject to the terms of this Agreement. For purposes hereof, the “Unwind Procedure” shall mean the presentment by MFG or HMF, as applicable, to the Stamp Commissioner of (i) the original stamped copy of this Agreement duly marked “cancelled” and (ii) with the Original Transfer Tax Receipt, together with MFG or HMF, as applicable, representing that the transfer of title in the Real Property contemplated under this Agreement has not and will not occur and seeking a refund of the transfer tax and stamp duties theretofore paid in conjunction with the stamping of this Agreement (the “Stamp Duty and Tax Refund”). Buyer, Lender and Owner recognize and agree that the exchange rate between the Jamaican Dollar and the United States Dollar may not be the same on the date the Unwind Procedure is invoked hereunder as such exchange rate was on the dates the Earnest Money and Additional Deposit were paid and accordingly acknowledge that the Stamp Duty and Tax Refund will be paid by the Stamp Commissioner in Jamaican Dollars. Payment of the full Stamp Duty and Tax Refund to the respective Party entitled thereto hereunder will also be in Jamaican Dollars and will be accepted by such Party as being in full and final settlement of any amount due under the Unwind Procedure; provided, however, that in the event Lender is entitled under this Agreement to liquidated damages to be paid from the Stamp Duty and Tax Refund, notwithstanding any provision herein to the contrary, Lender shall receive its respective pro rata share of such Stamp Duty and Tax Refund calculated in accordance with the ratio of the Earnest Money amount and the Lender’s Stamp Duty Contribution amount, if any, to the Assessed Amounts (“Seller’s Liquidated Damages Amount”) and Buyer shall receive the remainder of such Stamp Duty and Tax Refund. In the event of any failure of any of the conditions stated in either Section 12.1 or Section 12.2 above, which failure is the result of or relates to any breach or default by Lender, Owner or Buyer hereunder, the Party not in breach or default hereunder may pursue its remedies with respect to such breach or default as set forth in Section 16 below.

12.4 Cooperation. Buyer and Owner each hereby agrees to use good faith efforts to cooperate with the other to proceed, as promptly as is reasonably practicable, to seek to obtain all necessary consents and approvals from any applicable governmental or regulatory authorities, lenders, or other third parties required to consummate the transaction contemplated by this Agreement, and to endeavor to comply with all other legal and contractual requirements for the consummation of the transaction contemplated by this Agreement and in accordance herewith.

13. Closing Deliveries.

13.1 Lender’s and/or Owner’s Closing Deliveries.

(a) At Closing, Owner and/or Lender, as applicable, shall deliver, or cause to be delivered, to Buyer, or at Buyer’s direction to HMF, the following:

(i) A written confirmation of the termination of the Ritz Carlton Agreement, in the form attached hereto as Exhibit F and dated as of the Closing Date, duly executed by Owner and Operator.

(ii) A duly executed Assignment of Trade Marks in the form attached hereto as Exhibit G and any other instrument of assignment of the Intellectual Property (satisfactory in form to Buyer) assigning all the Intellectual Property together with all original Certificates of Registration for such Intellectual Property.

(iii) Two (2) duly executed original counterparts of the Preliminary Closing Statement required by Section 14.10 below, executed by Lender and/or Owner.

(iv) An original of the Owner’s Bring Down Certificate dated as of the business day immediately preceding the Closing Date, duly executed by Owner.

(v) Written evidence from the Office of Titles, the Companies Office of Jamaica and the Island’s Record Office, if applicable, confirming that releases and discharges of any and all security interests, mortgages, deeds of trust, liens and/or other encumbrances against any of the Assets (including, without limitation, the First Mortgage, the Second Mortgage, and all other Non-Permitted Encumbrances, and excepting only the Permitted Exceptions and liens and encumbrances created by Buyer) have been duly recorded or registered.

(vi) A list of all outstanding Bookings and Advance Deposits, as of the Closing Date, if any.

(vii) Any affidavits, transfer documents or certificates required by any applicable governing body or law from or to be signed by Owner or Lender to complete this transaction.

(viii) A certificate signed on behalf of Owner (together with documentary evidence in form satisfactory to Buyer evidencing the matters below) certifying that (a) notice of redundancy has been given to the Minister of Labour and Social Security and the employment of all employees of the Hotel has been terminated in accordance with the Employment (Termination and Redundancy Payments) Act as of the Apportionment Time; (b) all redundancy payments to which such employees are entitled consequent upon such termination have been paid in full in accordance with the Employment (Termination and Redundancy Payments) Act and written statement indicating how such payment was calculated has been delivered to each employee; (c) all other sums to which such employees are entitled whether by virtue of any contract or statute has been paid in full in accordance with such contract or statute; and (d) each such employee has acknowledged receipt of such payments in full and final satisfaction of all sums to which they are entitled.

(ix) The Duplicate Certificates of Title for the Hotel Land duly endorsed with a transfer of the Hotel Land, provided that Owner’s obligation to deliver this title shall be subject to Buyer or MFG having provided HMF with an undertaking in accordance with Section 9.2 above.

(x) Two (2) duly executed original counterparts of the Assignment and Assumption of Golf Course Lease in form agreed to by Owner and Buyer acting reasonably, executed by Owner, which Assignment and Assumption of Golf Course Lease will provide for the termination of the purchase option in the Golf Course Lease (the “Assignment and Assumption of Golf Course Lease”).

(xi) A Certificate of Payment of Taxes issued by the Collector of Taxes for St. James confirming that all property taxes on the Hotel Land have been paid to the Closing Date.

(xii) A receipt from the National Water Commission confirming that all water and sewerage rates due in respect of the Hotel Land have been paid to the Closing Date.

(xiii) Letters of Possession addressed to the National Water Commission, Jamaica Public Service Company Limited and the Collector of Taxes advising of the change in ownership of the Hotel Land.

(xiv) Opinion of Owner’s counsel in customary form reasonably satisfactory to Buyer confirming inter alia the power and authority of Owner to satisfy its obligations under this Agreement and confirming that no consent or approval which has not been obtained is required in order for the Owner to validly satisfy its obligations under this Agreement.

(xv) A certified copy of the return registered with the Companies Office of Jamaica updating the register as to the Owner’s corporate documents, directors and changing the person resident in Jamaica to accept service on behalf of Owner.

(xvi) Duly executed estoppels in the forms of Exhibit I-1, Exhibit I-2 and Exhibit I-3 attached hereto with respect to each of the Golf Course Lease, the Power Plant Equipment Lease and the Power Plant Equipment Operation Agreement (as defined in Section 17.2(b) below), respectively, with no modifications or exceptions added thereto, except as approved in writing by Buyer.

(xvii) A copy of each of the Power Plant Equipment Lease Amendment and the Power Plant Equipment Operation Agreement Amendment entered into in accordance with Section 17.2(b) below.

(xviii) All other documents reasonably required to effectuate the transaction contemplated by this Agreement or which are otherwise required or contemplated by this Agreement, executed and acknowledged, to the extent applicable, by Owner or Lender.

(xix) Notices to the counterparties under the Assumed Contracts of the assignment of the Assumed Contract.

(b) At Closing, Owner shall deliver to Buyer (or to the extent in the sole possession and control of Operator, Owner shall use commercially reasonable efforts to cause Operator to deliver to Buyer):

(i) Copies of all equipment operating manuals in the possession or control of Owner.

(ii) Written notice executed by Owner notifying all interested parties, in a form to be reasonably approved by Buyer and Owner, that the Assets have been conveyed to Buyer and directing that all payments (for periods occurring subsequent to the Closing Date), inquiries and the like be forwarded to Buyer at the address to be provided by Buyer in such notice.

(iii) All keys, security codes and combinations to all locks (including, without limitation, those used by Owner or Operator) which are necessary for the ownership and operation of the Assets.

(iv) Originals if originals are available of the Permit together with any other licenses, variances, certificates, permits and other authorizations, consents and approvals relating to the construction, ownership, operation, occupancy, maintenance or use of the Hotel, the Golf Course and/or the Power Plant Equipment in Owner’s (or Operator’s) possession or control.

(v) Originals, or if originals are unavailable copies, of all the Assumed Contracts (duly stamped to the extent required by Buyer pursuant to Section 17.2(b)) and the Permit (and other evidence of the Assets, as applicable) assumed by Buyer at the Closing that are in the possession or control of Owner (or Operator).

(vi) All Assets which are capable of passing by delivery.

13.2 Buyer’s Closing Deliveries. At Closing, Buyer shall deliver, or cause to be delivered, to Owner, or at Owner’s direction to HMF, the following:

(i) Two (2) duly executed original counterparts of the Preliminary Closing Statement required by Section 14.10 below, executed by Buyer.

(ii) Two (2) duly executed original counterparts of the Assignment and Assumption of Golf Course Lease executed by Buyer.

(iii) Any documents or certificates required by any applicable governing body or law from or to be signed by Buyer to complete this transaction.

(iv) All other documents reasonably required to effectuate the transaction contemplated by this Agreement or which are otherwise required or contemplated by this Agreement, executed and acknowledged, to the extent applicable, by Buyer.

13.3 Distribution of Funds. Upon completion of all of the deliveries required to be made by Owner and Buyer pursuant to Sections 13.1 and 13.2 above, respectively, and confirmation that title to the Assets is vested in Buyer as contemplated herein:

(i) Buyer and Owner shall cause written instructions to be delivered electronically to each other and to MFG and HMF certifying that Closing has taken place in accordance with the provisions of this Agreement;

(ii) HMF shall release to Buyer a copy of this Agreement, duly stamped with the payment of stamp duty under the Stamp Duties Act of Jamaica and transfer taxes under the Transfer Tax Act of Jamaica;

(iii) MFG shall release and disburse to Lender the balance of the Deposit then held by MFG, if any; and

(iv) Buyer shall pay, or take such additional actions (if any) as are necessary to cause to be released, to Lender in immediately available funds by wire transfer in accordance with wire transfer instructions to be provided by Owner to Buyer in writing prior to the Closing, the Purchase Price adjusted in accordance with the provisions of this Agreement, less the amount of the Deposit exclusive of Lender’s Stamp Duty Contribution, if any.

14. Apportionments; Expenses; Transition.

14.1 Apportionments. Except as otherwise expressly provided in this Agreement, all income and expenses of the Hotel and the Golf Course with respect to the period prior to the Closing Date shall be for the account of Owner, and all income and expenses of the Hotel and the Golf Course with respect to the period from and after the Closing Date shall be for the account of Buyer. The following specific apportionments shall be made between the Parties at the Closing as of midnight on the day immediately preceding the Closing Date (the “Apportionment Time”):

(i) Property taxes shall be apportioned on the basis of the fiscal period for which assessed; provided that if a tax bill for the current period has not yet been issued, the apportionment shall be based on Owner’s reasonable estimate of such items based on the assessed value of the Asset taxed for the fiscal year which it is being assessed, or the prior year’s tax bill, in either case with a re-proration subsequent to Closing within thirty (30) days after a current tax bill has been received by either Owner or Buyer. Any property tax in respect of periods prior to the Closing Date will be the responsibility of Owner. Taxes for any taxable period that includes (but does not end on the day immediately preceding the Closing Date) shall be allocated to the period prior to the Closing Date based on the amount of such taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of such period ending on the day immediately preceding the Closing Date and the denominator of which is the total number days in such period.

(ii) Water and sewer service charges and charges for gas, electricity, telephone and all other public utilities shall be apportioned between Owner and Buyer based on the time at which the corresponding services are consumed. If there are meters measuring the consumption of water, gas or electric current to be apportioned hereunder, then Owner shall endeavor to cause such meters to be read as of the Closing Date, and Owner shall pay all utility charges relating to the period before such meter reading upon receipt of statements therefor. Buyer shall be responsible for causing such utilities and services to be charged to Buyer effective as of the

Closing Date, and Buyer shall be liable for and shall pay all utility charges for such services rendered from and after the Closing Date. To the extent any such meters are not read as of the Closing Date, the corresponding charges with respect to the Hotel and the Golf Course shall be prorated effective as of the Closing Date by utilizing an estimate of such charges reasonably approved by both Buyer and Owner based on prior bills with respect thereto. Any deposits or credits made or issued with respect to the foregoing services relating to the period prior to the Closing Date shall be credited to Owner. Any apportionment made pursuant to this Section 14.1(iii) shall be subject to adjustment as provided in Section 14.10 below.

(iii) Amounts which have been prepaid or are payable under (a) the Golf Course Lease; (b) the Power Plant Equipment Lease; and (c) the other Assumed Contracts, shall be apportioned between Owner and Buyer as of the Closing Date.

(iv) All prepaid operating expenses shall be apportioned between Owner and Buyer as of the Closing Date.

(v) Buyer shall receive a credit at Closing for the reasonable, documented cost to be incurred by Buyer for replacing the items at the Hotel and the Golf Course bearing the Ritz Carlton name and/or logo and used in the operation of the Hotel as of the Closing Date (collectively, the “Ritz Carlton Name Property”) with comparable items without such name and logo; provided, however, that (a) the Buyer’s total credit for such costs shall in no event exceed an amount equal to the lesser of (1) the Hotel’s cost of acquisition of the Ritz Carlton Name Property being replaced; or (2) Two Hundred Fifty Thousand United States Dollars (US$250,000) and (b) merchandise offered for sale at the Hotel and/or the Golf Course as of the Closing Date and bearing the Ritz Carlton name or logo (the “Ritz Carlton Merchandise”) shall not be deemed to constitute part of the Ritz Carlton Name Property. Owner shall, at its sole cost and expense, cause all of the Ritz Carlton Name Property and all such Ritz Carlton Merchandise to be removed from the Hotel and the Golf Course on or before the Closing Date, if practical, or if not practical within seven (7) days following the Closing Date; provided, however, that Buyer shall receive reasonable prior written notice of such removal and such removal shall (x) be undertaken during reasonable business hours, (y) not interfere with Buyer’s renovation of the Hotel and (z) be undertaken in a manner that does not damage the Hotel and/or the Golf Course. Owner shall have the right to store during such period, at Owner’s sole cost, expense and risk, any Ritz Carlton Name Property and Ritz Carlton Merchandise remaining at the Hotel or Golf Course after the Closing Date; provided, however, that Buyer shall have the right to reasonably direct Owner where at the Hotel and/or the Golf Course to store such remaining Ritz Carlton Name Property or Ritz Carlton Merchandise, and Buyer shall have no liability to Owner or Operator for any loss, damage or destruction of or to any such remaining Ritz Carlton Name Property or Ritz Carlton Merchandise.

(vi) All other income, expense, charges and fees shall be apportioned between Owner and Buyer as of the Apportionment Time and in the manner customary for apportionment of similar items for similar transactions.

14.2 Deposits. Buyer shall at Closing assume responsibility for the amount of any deposits credited to Buyer hereunder, and shall hold Owner harmless from any and all claims based thereon to the extent Buyer has received such a credit.

14.3 Room Revenue and Golf Fees. All revenues received or to be received from transient Hotel guests on account of room rents or Golf Course users on account of golf fees for the period ending at the Apportionment Time shall belong to Owner, and for the period beginning at the Apportionment Time such revenues shall belong to Buyer.

14.4 Accounts Receivable; Accounts Payable.

(a) All accounts receivable for revenue accrued prior to the Apportionment Time (“Owner’s Accounts Receivable”) shall belong to Owner. Owner (or Operator on Owner’s behalf) shall have the right to receive, collect, discharge and compromise all Owner Accounts Receivable. Following the Closing, Buyer shall forward to Owner any amounts received by Buyer on account of Owner’s Accounts Receivable, subject to the terms of this Section. Other than the foregoing, Buyer shall have no obligation with respect to any Owner’s Accounts Receivable, and Buyer shall not be required to take any legal proceeding or action to effect collection of any Owner’s Accounts Receivable on behalf of Owner. With regard to any payment made within the twelve (12) month period following Closing from any person or entity who is indebted to the Hotel or the Golf Course with respect to both Owner’s Accounts Receivable and accounts receivable accruing subsequent to the Apportionment Time, if the periods to which such payments relate are not specifically identified by the payor, or are otherwise not readily discernible, such payment shall be applied first to the payment in full of any amounts due on accounts accruing subsequent to the Apportionment Time and then to Owner’s Accounts Receivable. The provisions of this Section 14.4(a) shall survive the Closing for a period of twelve (12) months and shall not merge with the provisions of any closing documents.

(b) Any indebtedness, accounts payable, liabilities or obligations of any kind or nature related to Owner or the Assets for the periods prior to the Apportionment Time shall be retained and paid by Owner, and Buyer shall not be or become liable therefor, except to the extent Buyer receives a credit therefor at Closing or Buyer otherwise expressly assumes any such liability, account payable or obligation in writing pursuant to this Agreement.

(c) Any indebtedness, accounts payable, liabilities or obligations of any kind or nature related to Buyer or the Assets for the periods from and after the Apportionment Time shall be retained and paid by Buyer, and Owner shall not be or become liable therefor.

(d) The provisions of Section 14.4(b) and Section 14.4(c) shall survive the Closing and shall not merge with the provisions of any closing documents.

14.5 Guest Property. All baggage or other property of patrons or employees of the Hotel or the Golf Course checked or left in the custody of the Hotel or the Golf Course as of the Closing Date, shall be removed by Owner on or prior to Closing and Buyer shall have no liability or responsibility with respect thereto.

14.6 Gift Certificates. From and after the Closing Date, Buyer shall not have any obligation to honor, and Owner shall not assign to Buyer hereunder, any Marriott Rewards points or any other gift certificates, gift cards, vouchers, trade outs or barter agreements issued with respect to and/or redeemable at the Hotel and/or the Golf Course for full or partially complementary rooms, merchandise, products, food and beverages, or services to be provided at or from the Hotel and/or the Golf Course.

14.7 Accounting. Except as otherwise expressly provided herein, all apportionments and adjustments shall be made on an accrual basis in accordance with the International Financial Reporting Standards (“IFRS”) taking into account that Buyer is intending to temporarily close the Hotel for renovations following the Closing. An accounting of the apportionments and adjustments to the Purchase Price to be made pursuant to this Agreement shall be prepared by Owner’s and Buyer’s representatives at the Hotel on the Closing Date. The results of such accounting and apportionment shall be incorporated into the Preliminary Closing Statement to be provided to Buyer at the Closing, and shall be subject to further adjustment as provided in Section 14.10 below.

14.8 House Funds. At Closing, Owner shall remove and retain or caused to be removed and retained all the cash on hand at the Hotel and the Golf Course as of the Closing Date, and such cash on hand shall not become the property of Buyer as of the Closing.

14.9 Other Transition Activities.

(a) From and after the Effective Date and until the Closing, and for so long as Buyer is not in default under this Agreement, Owner shall (and shall use commercially reasonable efforts to cause Operator to) reasonably cooperate with Buyer to coordinate a smooth transition of the ownership and management of the Hotel and the Golf Course to Buyer as of the Closing. In connection with the same, upon reasonable advance notice from Buyer in electronic format, Owner shall (and shall use commercially reasonable efforts to cause Operator to) provide Buyer with such reasonable access to the Hotel and the Golf Course as is reasonably necessary to allow Buyer to establish and conduct customary transitional activities at the Hotel and the Golf Course in preparation of Buyer or Buyer’s designee taking over management operations of the Hotel and the Golf Course after the Closing; provided, however, that Buyer agrees to conduct such activities in a manner so as to not adversely interfere with or disrupt the day-to-day operations of the Hotel and the Golf Course or the experience of their respective guests.

(b) From and after the Effective Date, Buyer will endeavor in good faith to negotiate with Operator with respect to Operator’s request for the use of reasonable space at the Hotel on a short-term basis after the Closing Date for Operator’s transition activities.

(c) From and after the Effective Date and until the Closing, and for so long as Buyer is not in default under this Agreement, Playa, pursuant to the terms of the access agreement, shall, following reasonable advance notice from Buyer to Owner in electronic format, cause and arrange for Playa to have reasonable access to the Hotel, the Warehouse and the Golf Course to from time-to-time to perform an initial inspection and inventory, and to perform subsequent and/or follow-up inspections and inventories, of the Tangible Personal Property; provided, however, that any such inspection and/or inventory shall be conducted in a manner that does not (i) materially and adversely interfere with or disrupt the day-to-day operations of the Hotel and/or the Golf Course or the experience of their respective guests; or (ii) cause any material damage to the Hotel, the Golf Course or any Tangible Personal Property. Owner or Operator may have a representative accompany Playa’s representatives at any such inspection or inventory;

provided, however, that Owner or Operator shall not delay or obstruct any Playa inspection or inventory that complies with the requirements of this Section 14.9(c). Any action by Buyer or Playa pursuant to this Section 14.9(c) shall be subject to the terms of the Access Agreement (as defined in Section 16.4).

14.10 Post-Closing Adjustments.

(a) Preliminary Closing Statement. Owner shall prepare and provide to Lender and Buyer, at least three (3) business days before the Closing Date, a proposed closing statement reflecting the Purchase Price, the Deposit to be applied thereto and the prorations and apportionments to be made pursuant to this Agreement. Lender, Owner and Buyer shall thereafter exercise commercially reasonable efforts to agree to such revisions thereto, if any, as may be necessary to prepare an accurate “Preliminary Closing Statement” for the Closing to be delivered pursuant to Section 13 above.

(b) Final Statement. For purposes of this Section 14.10, all items described in this Section 14.10 and reflected on a Preliminary Closing Statement prepared by Owner are deemed the estimates of the prorations, credits and other adjustments subject to adjustment hereunder. No later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Lender and Owner a proposed final closing statement (a “Final Statement”) for the Closing, which shall correct the estimates and (if necessary) other amounts used in the Preliminary Closing Statement, as adjusted in accordance with facts discovered by either Party after Closing. Lender and/or Owner shall have ten (10) business days to review such proposed Final Statement and to either approve the same or to request changes thereto by written notice to Buyer. If Lender and/or Owner requests changes to the proposed Final Statement, the Parties shall work together in good faith to finalize the Final Statement within five (5) business days of such written notice. If Lender and/or Owner and Buyer are unable to resolve their disagreements with respect to a proposed Final Statement within five (5) business days after Buyer’s receipt of such written notice from Lender and/or Owner, then the dispute shall be submitted to an independent accounting firm mutually agreed upon by Owner and Buyer, and such accounting firm shall make a determination regarding the dispute within twenty (20) days after being engaged for such purpose. The accounting firm’s final determination shall be binding on both Parties and shall constitute the agreed upon Final Statement hereunder with respect to the Closing. Costs related to the engagement of the accounting firm shall be borne equally by Lender and Buyer. Within five (5) business days after a Final Statement has been agreed upon by Lender and Buyer, Lender or Buyer (as the case may be) shall pay to the other the net amount, if any, owing and not then paid as shown by such agreed upon Final Statement.

15. Employee Arrangements.

15.1 Termination of Hotel Employees. Effective at and as a result of the Closing of the transaction contemplated hereby, the employment of all of the Hotel and Golf Course employees will and shall terminate at the Apportionment Time. Owner shall be solely responsible for taking any and all such actions to implement such termination and for giving any termination notices required by applicable law with respect to such termination. Owner shall be solely responsible for payment of any and all costs relating to such termination and to the employment of such employees prior to such termination, including without limitation, payment of all accrued (as of the Apportionment Time) wages, salaries, bonuses, commissions, incentives, redundancy pay and/or benefits, vacation, holiday, personal and sick time, and all payments to be made and actions to be taken under any employment benefit plans.

15.2 Hiring of Hotel Employees. Buyer may, but shall not be obligated to, hire any of the former or current Hotel and/or Golf Course employees to work at the Hotel and/or Golf Course, with any such employment by Buyer being effective from and after the Apportionment Time with respect to Golf Course employees and at such time after Buyer’s renovation of the Hotel with respect to Hotel employees, and in case on such terms and conditions as Buyer shall in its sole discretion deem appropriate. Buyer shall incur no liability for redundancy pay in respect of any period prior to the Apportionment Time, the continuity of the period of employment for such employees being deemed to be broken in accordance with section 13 of the Employment (Termination and Redundancy Payments) Act pursuant to Owner’s termination of such employees in accordance with this Agreement. Owner shall, after the Effective Date, make arrangements, reasonably acceptable to Owner and Buyer, for Buyer to meet with and interview the employees at the Hotel and the Golf Course for the purpose of enabling Buyer to determine before Closing which, if any, of such employees to hire or engage to work at or for the Hotel and/or Golf Course after the Apportionment Time. Owner shall not be released from its obligations with respect to the termination of the Hotel and/or Golf Course employees at the Hotel and/or Golf Course, as required pursuant to this Agreement, by any election by Buyer to hire any of such employees to work at the Hotel and/or the Golf Course with respect to any period after Closing.

16. Default and Indemnification.

16.1 Owner or Lender Default. In the event the transaction contemplated by this Agreement fails to close on the Closing Date due to the default of Lender or Owner hereunder, and Buyer has satisfied all of its obligations under this Agreement, Buyer’s sole and exclusive remedy shall be to either (i) bring an action for specific performance of Lender’s and Owner’s obligations to close under this Agreement; or (ii) terminate this Agreement by written notice of termination given to Lender, Owner, MFG and HMF, in which event (A) MFG shall deliver to Buyer the balance of the Deposit held by MFG and HMF shall release to MFG the original stamped copy of this Agreement duly marked “cancelled” together with the Original Transfer Tax Receipt so as to enable MFG to invoke the Unwind Procedure and upon recovery of the Stamp Duty and Tax Refund, the Stamp Duty and Tax Refund shall be paid to Buyer, less the Lender’s Deposit Refund Amount, if any, which MFG shall pay to Lender, and (B) solely if Owner’s or Lender’s default hereunder is of a nature that makes it impractical or impossible for Buyer to pursue specific performance of Owner’s or Lender’s obligations to close under this Agreement, then Owner shall also reimburse Buyer for the actual out of pocket cost and expenses incurred by Buyer in connection with the negotiation and documentation of this Agreement, Buyer’s due diligence and Buyer’s preparations to close the transaction contemplated hereby, up to and including the amount of Seven Hundred Fifty Thousand United States Dollars (US$750,000), and neither Party shall thereafter have any liability hereunder to the other Party (except as expressly stated otherwise in this Agreement). For the avoidance of doubt, the foregoing Seven Hundred Fifty Thousand United States Dollars (US$750,000) limit on Owner’s reimbursement of Buyer’s costs and expenses shall not apply to any costs and expenses (including reasonable attorney’s fees) incurred by Buyer in enforcing its right to collect such reimbursement from Owner. Delivery of the original stamped copy of this Agreement duly marked “cancelled” together with the Original Transfer Tax Receipt to MFG in accordance with the foregoing clause (A), shall to the extent of the duty and or tax noted as paid on such Agreement be deemed to be a refund of such amount to Buyer.

16.2 Buyer Default. In the event this transaction fails to close on the Closing Date due to the default of Buyer hereunder, and Owner has satisfied all its obligations under this Agreement, Owner’s and Lender’s sole and exclusive remedy shall be to terminate this Agreement by written notice of termination given to Buyer, MFG and HMF, in which event (a) if Buyer’s default occurs prior to the payment by HMF of the Assessed Amounts pursuant to Section 1.3(b)(vii) above, then MFG shall (i) pay to Lender from the Deposit a sum equal to the Earnest Money amount, (ii) the balance of funds from the Deposit then held by MFG not paid to Lender as aforesaid shall be paid by MFG to Buyer, and (iii) no Party shall thereafter have any liability hereunder to the other Party (except as expressly stated otherwise in this Agreement), and (b) if Buyer’s default occurs after HMF has paid the Assessed Amounts pursuant to Section 1.3(b)(vii) above, HMF shall utilize the original stamped copy of this Agreement duly marked “cancelled” together with the Original Transfer Tax Receipt to invoke the Unwind Procedure and, upon recovery of the Stamp Duty and Tax Refund, (i) Lender shall be paid as liquidated damages, Seller’s Liquidated Damages Amount as provided in Section 12.3 above, (ii) the balance of funds from the Deposit then held by MFG, if any, together with the balance of the Stamp Duty and Tax Refund not paid to Lender as aforesaid shall be paid to Buyer, and (iii) no Party shall thereafter have any liability hereunder to the other Party (except as expressly stated otherwise in this Agreement). Lender’s liquidated damages contemplated by this Section 16.2 are not intended to be a penalty, but rather have been agreed upon by the Parties because actual damages that will be sustained by Lender and/or Owner as a result of such fault of Buyer would be extremely difficult to determine.

16.3 No Default. In the event this Agreement is not otherwise terminated by either Party pursuant to the terms hereof and the transaction contemplated hereby fails to close on the Closing Date due to no default by Buyer, Lender or Owner, this Agreement shall be deemed terminated, MFG shall deliver to Buyer the balance of the Deposit then held by MFG and HMF shall release to MFG the original stamped copy of this Agreement duly marked “cancelled” together with the Original Transfer Tax Receipt to enable MFG to invoke the Unwind Procedure, the Stamp Duty and Tax Refund will be paid to Buyer less the Lender’s Deposit Refund Amount, if any, which MFG shall pay to Lender, and no Party shall thereafter have any liability hereunder to the other Party (except as expressly stated otherwise in this Agreement).

16.4 Access Indemnity. Nothing herein is intended to terminate or otherwise reduce the indemnification obligations of Playa pursuant to paragraph 2 of that certain Limited Access Agreement (the “Access Agreement”) dated as of February 20, 2013, entered into by and between Owner and Playa. Buyer hereby confirms that Playa’s indemnification obligations under paragraph 2 of the Access Agreement are intended to survive the execution of this Agreement, the termination of this Agreement and the Closing contemplated hereunder, and at Owner’s request Buyer agrees to provide written confirmation from Playa that such indemnifications remain in full force and effect.

16.5 Remedies Exclusive. By the express agreement of Buyer, Lender and Owner, the remedies set forth in Section 16.1 and Section 16.2 above constitute the sole remedies at law or in equity available to Buyer and Owner, as the case may be, on account of the other Party’s breach of its obligations to close under this Agreement, provided, however, to the extent any terms or provisions of this Agreement are expressly stated to survive the Closing and transfer of title to the Assets or the termination of this Agreement, Buyer, Lender and Owner shall each have all remedies with respect thereto as may be available at law or in equity. In no event, however, shall either Party be liable for any consequential, special, indirect or punitive damages.

17. Owner’s Pre-Closing Covenants.

17.1 Maintenance of Assets. From and after the Effective Date through the Closing, Owner shall (and shall cause Operator to) use commercially reasonable efforts to operate, manage and maintain the Assets in a prudent manner and substantially consistent with the way the Assets are being maintained as of the Effective Date; provided, however, that Owner shall not have any obligation by reason of this Section 17 to make any capital improvements to the Real Property. Owner shall (and shall cause Operator to) maintain Inventory, supplies and other Tangible Personal Property (other than Excluded Property) in a manner reasonably equivalent to the Inventory, supplies and other Tangible Personal Property (other than Excluded Property) in place on the Effective Date, and resupply, substitute or replace any of such items as may be depleted in the ordinary course of business. The Parties acknowledge and agree that Buyer intends to temporarily close the Hotel for renovations after Closing and that, notwithstanding anything to the contrary in this Section 17.1, Owner (i) shall be permitted to allow Hotel Inventory and supplies that are of a perishable nature to diminish in the ordinary course of business (and not be resupplied, substituted or replaced) and (ii) shall cancel certain contracts, reservations and other arrangements for guest rooms, meeting and conference rooms, pre-function areas, events, tee times, food service and/or other facilities or services to be provided or supplied from the Hotel and the Golf Course after the Closing Date as provided in Section 17.1 below.

17.2 Bookings.

(a) After the Effective Date, Owner shall, on or prior to the Closing Date, at Owner’s sole cost and expense, cancel any contracts, reservations and other arrangements for guest rooms, meeting and conference rooms, pre-function areas, events, tee times, food service and/or other facilities or services to be provided or supplied from the Hotel with respect to the period from and after the Closing Date through and including December 31, 2013. For the avoidance of doubt, Owner may, but shall not be required to, cancel any contracts, reservations and other arrangements for guest rooms, meeting and conference rooms, pre-function areas, events, tee times, food service and/or other facilities or services to be provided or supplied (i) with respect to the Hotel, to the extent relating to the period from and after January 1, 2014 (the “Re-Opening Date”) and (ii) with respect to the Golf Course. Buyer shall not be required to honor any contracts, reservations and other arrangements for guest rooms, meeting and conference rooms, pre-function areas, events, tee times, food service and/or other facilities or services to be provided or supplied from the Hotel during the period from and after the Closing Date until (but not including) the Re-Opening Date.

(b) Between the Effective Date and the Closing, Owner shall be under no obligation to engage in special marketing efforts with respect to the Hotel and/or the Golf Course, but may continue to accept, but shall not be obligated to accept, commercially reasonable Bookings for the Hotel and the Golf Course in the ordinary course of business consistent with past practices as of the Effective Date; provided, however, that any new Bookings with respect to the Hotel may be accepted solely for the period from and after the Re-Opening Date. Notwithstanding the foregoing, after the Effective Date, Owner shall not (and shall cause Operator not to) accept any merit employee reservations, corporate discount reservations, or any other discounted reservations with respect to the Hotel or the Golf Course for the period after the Closing Date, and Owner shall (or shall cause Operator to), on or prior to the Closing Date, cancel or cause to be rebooked at standard rates for the Hotel or the Golf Course, as applicable, any such discounted reservations that apply to the period after the Closing Date. Buyer shall not be required to honor any such discounted reservations in effect after the Closing Date.

17.3 Contracts. Between the Effective Date and the Closing, subject to the provisions of this Section 17.3, Owner shall (and shall cause Operator to) obtain Buyer’s written consent prior to entering into any new service, maintenance, utility, supply or other agreement or contract or equipment lease relating to the operations of the Hotel and/or the Golf Course or to the Power Plant Equipment, which are not terminable at Closing, or terminating or modifying any Assumed Contract. Notwithstanding the foregoing, the Parties agree that Owner shall cause all service, maintenance, utility, supply or other agreements or contracts or equipment leases relating to the operations of the Hotel and/or the Golf Course or to the Power Plant Equipment, other than the Assumed Contracts, to be terminated effective on or prior to the Closing without cost or liability to Buyer. Owner shall ensure all Assumed Contracts, (except as otherwise hereafter expressly agreed to by Buyer) are duly stamped prior to Closing in the amount of any stamp duty due with respect thereto. Prior to the Closing, (a) Owner and Yancey Power Systems, Inc. (“Yancey”) shall execute a valid amendment of the existing Power Plant Equipment Operation Agreement pursuant to which the parties thereto grant Owner, its successors and assigns, a thirty (30) day termination right (exercisable with or without cause and without payment of any fee or penalty), which amendment shall be in form and substance reasonably satisfactory to Buyer (the “Power Plant Equipment Operation Agreement Amendment”), and (b) Owner and Rose Hall Resort Energy Company, LLC shall execute a valid amendment of the existing Power Plant Equipment Lease pursuant to which the parties thereto agree that the Amendment to Equipment Lease Agreement dated December 31, 1999, is void and of no further force and effect and that the “Power Plant Equipment Lease,” as defined below is comprised of only the original lease and those amendments identified in said definition, which amendment shall be in form and substance reasonably satisfactory to Buyer (the “Power Plant Equipment Lease Amendment”). “Power Plant Equipment Operation Agreement” shall mean that certain Operations and Maintenance Agreement between Southern Company Energy Solutions, Inc. and Owner, dated April 26, 1999, as amended by that certain Assumption and Modification Agreement between Owner and Yancey, dated November 23, 2004, effective January 1, 2005. The “Power Plant Equipment Lease” shall mean that certain Equipment Lease Agreement between Southern Company Energy Solutions, Inc. and Owner, dated April 26, 1999, as amended by that certain Amendment No. 2 to Equipment Lease Agreement between Owner and Southern Company Energy Solutions, LLC, dated November 23, 2004, and that certain Lease Modification Agreement between Owner and Rose Hall Resort Energy Company, LLC dated March 2006.

17.4 Insurance. Owner shall (and shall cause Operator to) (i) maintain in full force and effect, from the Effective Date until the Closing Date, the Insurance Policies (including, without limitation, renewal or replacement of expiring policies) as in effect as of the Effective Date and (ii) timely pay all premiums and other charges with respect thereto.

17.5 Golf Course Lease. From and after the Effective Date through the Closing, Owner shall comply with its obligations under the Golf Course Lease, including, without limitation, the payment of all monetary obligations thereunder. Owner shall not modify, amend, terminate or cancel the Golf Course Lease.

17.6 Special Assessments. Owner shall promptly notify Buyer in writing of any written notice Owner (or any of Owner’s affiliates) receives after the Effective Date and prior to Closing with respect to any pending special assessment with respect to the Assets.

17.7 Tenancies. On or prior to the Closing Date, Owner shall, at its sole cost and expense, terminate the Leases. Buyer shall not have any liability with respect to the Leases or in connection with Owner’s termination thereof.

17.8 Hazardous Materials. Prior to the Closing Date, Owner shall remove from the Hotel Land and Golf Course Land or cause such removal in accordance with applicable laws all chemical and hazardous wastes or materials generated by the dry cleaning operations at the Hotel prior to the Closing.

17.9 Buyer Applications. Within two (2) business days after presentment by Buyer, Owner shall deliver to Buyer a letter in form reasonably satisfactory to Owner authorizing, to the extent Owner has the right to do so (i) Buyer to apply for licenses for the operation of the Hotel, Golf Course and Power Plant Equipment; and (ii) the appropriate governmental agencies to use documents in the existing license files with respect to the Hotel, Golf Course and Power Plant Equipment in connection with Buyer’s applications to operate the same.

17.10 Employee Roster. Buyer understands from direct discussion with Operator that Operator is willing to provide the following information with respect to Hotel and Golf Course employees who give Operator written authorization to release their information: (a) name; (b) current job title; (c) current wage rate; and (d) length of service with the Hotel and/or Golf Course. Within five (5) business days after the Effective Date, Seller agrees to submit a written request to Operator, with a copy to Buyer, requesting that Operator provide the foregoing information to Buyer; provided, however, that to the extent Operator provides such information to Owner (instead of directly to Buyer), Owner shall promptly forward such information to Buyer. In no event will Owner or Lender have any responsibility or liability if Operator does not provide the requested information. Within five (5) business days after the Effective Date, Owner shall also cause to be delivered to Buyer a list made available by Operator to Owner of all employees at and who work for the Hotel and the Golf Course as of the Effective Date, together with a description of such employees’ current job title.

17.11 Negative Covenants. From the Effective Date until the Closing Date, Owner shall not (and shall cause Operator not to) take any of the following actions without the prior express written consent of Buyer, which consent may be granted, not granted or conditioned in Buyer’s sole discretion: (a) make or permit to be made any material alterations to or upon the Real Property or the Power Plant Equipment or any part of the Real Property or the Power Plant Equipment; (b) grant any liens or encumbrances upon the Real Property or any other Assets that will not be discharged upon the Closing in accordance with Section 12.1 above; or (c) remove or permit the removal from the Real Property or the Power Plant Equipment of any fixtures, mechanical equipment, or any other item included in the Real Property or Power Plant Equipment, as applicable, except in the ordinary course of business, as necessary for repairs or replacements of worn out or obsolete items.

17.12 Beach Parcel. (a) Owner shall cooperate with Buyer to commence the process to cause the Beach Parcel to be duly registered under the Registration of Titles Act in the name of Buyer or its nominee; provided, however, that such cooperation shall be without cost to Owner or Lender. Owner shall (i) provide Buyer within seven (7) days of the Effective Date with such documents, invoices and such information as are readily accessible to Owner in respect of the costs incurred in the dredging, dumping, compacting and reclamation of the Beach Parcel, (ii) within seven (7) days of presentment by Buyer and subject to the reasonable approval of Owner, submit an application prepared for Owner by Buyer to the Commissioner of Lands in the required form to acquire the Beach Parcel, providing therewith Owner’s most current Beach License and such other supporting documents readily accessible to Owner as may be required, (iii) cooperate with the regulatory and governmental authorities and Buyer throughout the acquisition process, and (iv) nominate such transferee as Buyer shall direct to take title to the Beach Parcel at Closing. Buyer shall bear all of the cost of such acquisition, including, without limitation, the cost of the application, any surveys required and the purchase price and all other costs associated with the acquisition of the Beach Parcel when determined. Notwithstanding anything in this Section 17.12(a) to the contrary, in no event shall Buyer be responsible for any attorneys’ fees incurred by Owner or Lender, if any, in connection with this Section 17.12(a).

(b) Owner will use commercially reasonable efforts to agree with Buyer on the form for the purchase and sale agreement with respect to the RHDL Parcel and attach same hereto as Exhibit J within five (5) business days following the Effective Date.

17.13 Assumed Contract Estoppels. Owner will use commercially reasonable efforts to provide to Buyer prior to Closing, with respect to each Assumed Contract (other than the Golf Course Lease, the Power Plant Equipment Lease and the Power Plant Operating Agreement), (i) consents to the assignment to Buyer thereof duly executed by the applicable counter-parties thereto and (ii) reasonable estoppels confirming that there are no outstanding payments, no defaults and no amendments to such Assumed Contract duly executed by the applicable counterparties thereto.

18. Further Assurances.

After the Closing, Lender, Owner and Buyer agree to perform such other acts, and to execute, acknowledge and deliver, such other instruments, documents and other materials as the other may reasonably request (at no cost or liability to the performing Party) and as shall be necessary in order to effect the consummation of the transaction contemplated by this Agreement or to provide further assurances of any transfer, conveyance or assignment made pursuant to this Agreement. The provisions of this Section 18 shall survive the Closing for a period of one (1) year.

19. Expenses.

All expenses incurred by or on behalf of the Parties in connection with the authorization, preparation and consummation of this Agreement including, without limitation, all fees and expenses of agents, representatives, counsel and accountants employed by the Parties shall be borne solely by the Party which has incurred the same, except as may otherwise be expressly provided herein. The provisions of this Section 19 shall survive (i) the Closing, and shall not be deemed merged into any instrument of conveyance delivered at the Closing; and (ii) any termination of this Agreement.

20. Notices.

All notices and demands provided or permitted to be given under this Agreement shall be in writing and must be served by personal delivery or by depositing the same with a recognized international overnight carrier (i.e., UPS, Federal Express, etc.); provided, however, that to the extent expressly permitted to be delivered electronically pursuant to this Agreement, notices may be delivered by e-mail. All notices shall be deemed to have been given on the date of confirmed delivery if deposited with a nationally known overnight delivery service, on the date of personal delivery, or on the date when an e-mail is sent, as applicable. Such notice shall be addressed to the Party to be notified at the address shown below, or such other address as is designated by written notice to the other Party.

If to Lender:

SFI Belmont, LLC

c/o iStar Financial, Inc.

1114 Avenue of the Americas, 39th Floor

New York, New York 10036

Attn: Elisha Blechner

 Senior Vice President

Phone: (212) 930-9451

Email: eblechner@istarfinancial.com

With a copy (which shall not constitute notice) to:

Katten Muchin Rosenman LLP

575 Madison Avenue

New York, New York 10022-2585

Attn: Victoria Shusterman, Esq.

Phone: (212) 940-6494

Email: victoria.shusterman@kattenlaw.com

If to Owner:

Rose Hall Resort, L.P.

c/o RFA Management Company, LLC

1908 Cliff Valley Way

Atlanta, Georgia 30329

Attention: President

Phone: (404) 486-4622

Email: dcarson@rfallc.com

With a copy (which shall not constitute notice) to:

Jones Day

1420 Peachtree Street, N.E.

Suite 800

Atlanta, Georgia 30309

Attention: Scott A. Specht, Esq.

Phone: (404) 581-8580

Email: saspecht@jonesday.com

If to HMF:

Hart Muirhead Fatta

The Victoria Mutual Building

53 Knutsford Boulevard

Kingston 5, Jamaica, W.I.

Attn: Hugh C. Hart, Esq.

Phone: (876) 929-9677

Email: hchart@hmf.com.jm

If to Buyer:

Rose Hall Jamaica Resort B.V.

c/o Playa Hotels & Resorts

3950 University Drive, Suite 301

Fairfax, Virginia 22030 USA

Attn: David Camhi, General Counsel

Phone: (571) 529-6024

email: david.camhi@playaresorts.com

With a copy (which shall not constitute notice) to:

Attn: David Klein

Dentons US LLP

3350 Riverwood Parkway

Atlanta, GA 30339

Phone: +1 202 408 9227

Email: david.klein@dentons.com

And

Myers Fletcher & Gordon

21 East Street

Kingston, Jamaica

Attn: Hilary Reid, Esq.

Phone: 876-922-5860

Toll Free U.S. No.: 888-772-8386/582-4886/558-6431

Email: Hilary.reid@mfg.com.jm

If to MFG:

Myers Fletcher & Gordon

21 East Street

Kingston, Jamaica

Attn: Hilary Reid, Esq.

Phone: (876) 922-5860

Toll Free U.S. No.: (888) 772-8387/582-4886/558-6431

Email: hilary.reid@mfg.com.jm

21. Assignment.

Neither Owner nor Buyer shall assign its rights, duties and obligations under this Agreement or any part hereof without the written consent of the other Party, which consent may be granted or not granted in such other Party’s sole discretion; provided, however, that Buyer shall have the right, without cost to Owner or Lender, to assign its rights and obligations under this Agreement to any person that (i) is a wholly owned subsidiary of Buyer or (ii) is a Permitted Transferee (as defined below), in each case by prior written notice of such assignment given to Owner and HMF; provided, however, any such assignment shall not release Buyer of its obligations hereunder and following such permitted assignment, Buyer and the permitted assignee shall be jointly and severally liable for the obligations of Buyer under this Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. For purposes of this Section 21, “Permitted Transferee” shall mean any person (a) who is in the business of investing in or operating hotel properties, who intends to operate the Assets as a hotel resort, and who has demonstrated sufficient financial resources to complete the purchase of the Assets subject to and in accordance with this Agreement, and (b) is not a person generally recognized in the community as being a person of ill repute or is in any other manner a person with whom a prudent businessperson would not wish to associate in a commercial venture.

22. Counterparts.

This Agreement may be executed in counterparts, and any number of counterparts signed in the aggregate by the Parties shall constitute a single, original instrument.

23. Choice of Law; Arbitration.

23.1 Choice of Law. This Agreement shall be governed by and construed under the internal laws of the State of New York of the United States of America, without regard to the principles of conflicts of law; provided, however, that the legal requirements to be complied with for the transfer of the Real Property and the Golf Course Lease from Owner to Buyer shall be governed by the laws of Jamaica.

23.2 Arbitrator. Any controversy or claim arising under or relating to the terms of this Agreement, and any proceedings to enforce this Agreement or rights under this Agreement (unless explicitly exempted in this Section 23), shall be settled by final and binding arbitration administered in accordance with the then existing Commercial Arbitration Rules (“Rules”) of the American Arbitration Association (“AAA”) by an independent arbitrator (the “Arbitrator”) selected in accordance with this Section 23. All decisions of the Arbitrator, absent fraud, shall be final and binding on the Parties (without appeal or review) and shall be enforceable in any court of competent jurisdiction. If a dispute under this Agreement requires resolution by arbitration, the complaining Party shall commence an arbitration of that dispute by giving written notice to the other Party that a dispute exists, such notice indicating the nature of the dispute and that the dispute requires resolution by the Arbitrator under the terms of the Agreement. Within twenty (20) days following delivery of such notice, each Party shall propose a list of three (3) Qualified Persons (as defined in Section 23.7 below) to act as the Arbitrator from which the Parties may jointly select one (1) Qualified Person to serve as the Arbitrator. If within ten (10) days following the submission of both lists the Parties jointly cannot agree upon a Qualified Person to serve as the Arbitrator, a Qualified Person shall be selected as Arbitrator according to the procedures set forth in the Rules. Notwithstanding anything to the contrary contained herein, either Party, in its sole discretion, may waive any of the Qualified Person requirements and permit an individual proposed by the other Party, who does not meet some or all of the Qualified Person requirements, to serve as the Arbitrator under this Section 23.

23.3 Arbitration Proceedings. To the extent not inconsistent with this Section 23, the Rules shall apply to any arbitration proceedings. In any arbitration proceeding, each Party shall submit or file any claim that would constitute a counterclaim within the same proceeding as the claim to which it relates. Any such related counterclaim that is ripe but has not been submitted or filed in such proceeding shall be released. The arbitration proceedings shall be conducted on an individual basis, and not on a multi-plaintiff, consolidated, collective or class-wide basis. If more than one issue shall be submitted to the same Arbitrator for resolution, each such issue shall be identified separately by the Parties in their submission to arbitration, and each such issue shall be subject to a separate decision by the Arbitrator. The Parties shall be entitled to limited discovery, including document exchanges as ordered by the Arbitrator. In addition, the Arbitrator may, but is not required to, allow depositions.

23.4 Miscellaneous. The authority of the Arbitrator shall be limited to deciding the matter submitted to it. All proceedings, awards and decisions under any dispute resolution proceeding described in this Section 23 shall be strictly private and confidential. The location of any arbitration proceedings shall be New York, New York and the proceedings shall be held on consecutive business days, in each case unless otherwise agreed by the Parties. The fees and expenses of the Arbitrator shall be shared equally by the Parties. Each Party shall bear the costs and expenses of its own counsel, expert witnesses, discovery, research and case presentation in connection with any dispute resolution process described in this Section 23.

23.5 Decision. The Arbitrator shall notify the Parties in writing of its decision within forty-five (45) days from the date of its selection, or such other period as the Arbitrator may determine after consulting the Parties but not longer than the time prescribed by the Rules unless agreed in writing by the Parties, but in no event more than one hundred twenty (120) days from the date on which the Arbitrator has been selected. The decision of the Arbitrator may include an order to a Party to expunge any lis pendens which the Arbitrator deems improper or to make any changes as are necessary to an improper lis pendens filing.

23.6 Litigation. Notwithstanding anything in this Section 23 to the contrary, the Parties shall have the right to commence litigation or other legal proceedings with respect to any claims solely relating to: (i) the need to preserve or protect its proprietary or confidential information, (ii) emergency or injunctive relief, (iii) enforcement of the dispute resolution provisions of this Agreement, or (iv) enforcement of the decision and/or award by an Arbitrator hereunder.

23.7 Qualified Person. Each Party agrees that they shall not employ any Qualified Person utilized as an arbitrator under this Section 23 for a period of thirty-six (36) months following the completion of such individual’s engagement as the Arbitrator, without the prior written consent of the other Party, which consent may be withheld in the Party’s sole and absolute discretion. The engagement contract with any Qualified Person shall contain an affirmative representation by the Qualified Person that such Qualified Person will not accept employment from either Party or its affiliates for a period of thirty-six (6) months following the completion of such individual’s engagement as the Arbitrator hereunder. For purposes hereof, “Qualified Person” means shall mean a person familiar with the hospitality industry if the issues presented by the arbitration are specific to the hospitality industry. An individual shall be excluded as a Qualified Person if, currently or within the twelve (12) months prior to the date of selection of such individual as the Arbitrator under this Section 23, the individual: (i) is, or has been, an employee of Buyer, Owner, Operator, Lender or any of their respective affiliates; (ii) is, or has served as, a lawyer, advisor, or other type of consultant to Buyer, Owner, Operator, First Lender, DBJ or any of their respective affiliates; and/or (iii) is, or has been, the owner of any debt or equity position in any of the Assets or in Buyer, Owner, Operator, First Lender, DBJ or any of their respective affiliates.

23.8 Survival. The provisions of this Section 23 shall survive (i) the Closing, and shall not be deemed merged into any instrument of conveyance delivered at Closing and (ii) the earlier termination of this Agreement.

24. Interpretation.

The captions and headings contained in this Agreement are for convenience purposes only. Where appropriate in the context, the singular shall be deemed to include the plural, the plural shall be deemed to include the singular, and the past, present and future tenses shall each be deemed to include the others. The words “herein”, “hereof”, “hereunder”, and “hereby” and other similar references shall be construed to mean and include this Agreement and all amendments and supplements hereto unless the context shall clearly indicate or require otherwise. Whenever the words “including”, “include” or “includes” are used in this Agreement, they shall be interpreted in a non-exclusive manner. Except as otherwise expressly stated herein, all Schedule, Exhibit, and Section references in this Agreement shall be deemed to refer to the Schedules, Exhibits, and Sections in this Agreement.

25. No Party Deemed Drafter.

The Parties agree that no Party or Parties shall be deemed to be the drafter of this Agreement and that, in the event this Agreement is construed by a court of law or arbitration tribunal, such court or arbitration tribunal shall not construe this Agreement or any provision of this Agreement against any Party as the drafter of this Agreement.

26. Time.

Time is of the essence of all of the terms and conditions of this Agreement.

27. Severability.

In the event any term or provision of this Agreement shall be held illegal, invalid, unenforceable or inoperative as a matter of law, the remaining terms and provisions of this Agreement shall not be affected thereby, but each such term and provision shall be valid and shall remain in full force and effect.

28. Entire Agreement, Etc.

This Agreement embodies the entire contract agreed upon by the Parties with respect to the purchase and sale of the Assets and the final expression thereof and supersedes any and all prior agreements and understandings, written or oral, formal or informal (including, without limitation, any letter of intent and/or confidentiality agreement). No extensions, changes, modifications or amendments to or of this Agreement, of any kind whatsoever, shall be made or claimed by any Party, and no notices of any extension, change, modification or amendment made or claimed by any Party shall have any force or effect whatsoever unless the same shall be set forth in writing and fully signed by Buyer and Owner. All Exhibits and Schedules which are referred to in this Agreement and which are attached to this Agreement are expressly made and constitute a part of this Agreement.

29. Waiver.

The failure of any Party to insist, in any one or more instances, on the performance of any term, condition, covenant, or restriction of this Agreement shall not be construed as a waiver or relinquishment of any rights or remedies hereunder or of the future performance of any such term, condition, covenant, or restriction and the obligations of the Parties with respect thereto shall continue in full force and effect, and no waiver shall be binding upon any Party unless set forth in a writing and signed by or on behalf of such Party.

30. Independent Provisions.

Each representation, warranty, covenant and condition set forth in this Agreement is intended to be an independent provision, and the accuracy, performance or satisfaction of any such provision shall have no effect on any other provision hereof or the accuracy, performance or satisfaction thereof, regardless of whether such provisions are similar.

31. Third Parties.

There are no third-party beneficiaries of this Agreement. Except by way of assignment in accordance with the terms hereof, no third party may acquire any rights or incur any liabilities hereunder.

32. Electronic Signatures.

Electronic scanned PDF signatures shall be deemed binding upon the Parties.

33. Confidentiality.

Each of Lender, Owner and Buyer hereby covenants for itself and its affiliates that prior to, at or following the Closing it shall not issue any press release or public statement with respect to this Agreement or the transactions contemplated by this Agreement without the prior consent of all Parties to this Agreement (which consent shall not be unreasonably delayed or withheld), except to the extent required by law or the regulations of the United States Securities and Exchange Commission; provided, however, that except as otherwise provided below no such announcement shall (i) be made unless the Closing has occurred or (ii) make any reference to the Purchase Price or other material terms of this Agreement except to the extent that the same are a matter of public record or available to the public generally. If Lender, Owner or Buyer is required by law to issue such a press release or public statement, such Party shall, at least two (2) business days prior to the issuance of the same, deliver a copy of the proposed release or statement to the other Parties for its review. In the event of any conflict between the provisions of this Section 33 and any confidentiality agreements entered into between Lender, Owner and Buyer, the provisions of this Section 33 shall prevail. This Section 33 shall survive (i) the Closing and shall not be deemed merged into any instrument of conveyance delivered at the Closing; or (ii) any termination of this Agreement.

34. Business Day.

For purposes of this Agreement, “business day” means any day on which business is generally transacted by banks in the Parish of St. James, Jamaica and New York City, New York, USA. If a date or the expiration date of any period that is set out in any paragraph of this Agreement falls upon a day that is not a business day, then, in such event, the date or expiration date of such period shall be extended to the next business day.

35. Broker’s Commission.

Each of Owner and Buyer represents to the other that it has not dealt with any broker or intermediary other than Jones Lang LaSalle in connection with the transaction contemplated hereunder, and Owner agrees to pay Jones Lang LaSalle in its capacity as Owner’s agent any and all commissions, fees, and expenses associated with this Agreement pursuant to separate agreements if, as and when the Closing shall occur and as provided in such separate agreements; provided, however, that in no event shall Buyer be deemed to owe to Jones Lang LaSalle any commissions, fees, or expenses in connection with this Agreement. Each of Buyer and Owner hereby indemnifies and holds harmless the other from all loss, cost and expenses (including reasonable attorneys’ fees and expenses) arising out of a breach of its representation or undertaking set forth in this Section 35. The provisions of this Section 35 shall survive Closing or the termination of this Agreement.

36. Exclusivity.

Until such time as this Agreement is terminated in accordance herewith, Owner agrees not to solicit, negotiate, or grant any other party a right to purchase all or any part of the Real Property. Until the earlier to occur of (a) June 17, 2013 (subject to extension of such outside Closing Date pursuant to Sections 10 and 11 hereof), and (b) the date that this Agreement terminates in accordance herewith, Lender agrees not to solicit, negotiate, or grant any other party a right to purchase all of any part of the Real Property.

37. Termination of Ritz Carlton Agreement.

The Closing of this Agreement shall, pursuant to Section 12.1 (vii) above, be conditioned on the termination of the Ritz Carlton Agreement as of the Closing Date.

38. Lender Releases.

On or before Closing, Owner shall cause Lender and DBJ to release (or cause the release of) the First Mortgage and the Second Mortgage and any other security interests or other encumbrances held by First Lender, DBJ or Operator encumbering the Assets or any portion thereof.

39. Termination of Golf Course Purchase Option.

Notwithstanding anything to the contrary contained in this Agreement or in the Golf Course Lease, in connection with Buyer’s assumption of the Golf Course Lease, Buyer for itself and its successors and assigns, as lessee under the Golf Course Lease, waives any right to exercise the option under the Golf Course Lease to purchase the Golf Course and such purchase option shall be terminated by formal written agreement of the RHDL and Buyer at Closing pursuant to the Assignment and Assumption of Golf Course Lease.

40. Private Sale Under Power; Lender’s Limited Obligations.

Lender is joining in the execution of this Agreement solely for the limited purpose of effecting the sale of the Real Property pursuant to its sale under powers in the First Loan Security Documents. Owner and Buyer agree and acknowledge that Lender has no liability to either party by virtue of its execution of this Agreement nor is Lender making any representations, warranties or covenants under this Agreement other than the covenant to effect the sale of the Real Property as set forth in this Agreement. Owner and Buyer hereby release Lender from any and all liability that may arise from or as a result of Lender’s execution of this Agreement.

41. Registered Agent, Jurisdiction and Venue.

(a) Within one (1) business day after the Effective Date, Buyer shall appoint (and confirm to Owner and Lender such appointment by electronic notice) Dentons U.S. LLP, 1221 Avenue of the Americas, New York, New York 10020-1089, Attn. David S. Hall as its duly authorized agent for the receipt of service of process in connection with the enforcement by the Parties of their rights under this Agreement.

(b) Each party agrees that this Agreement and the rights and obligations of the parties hereunder shall be governed and construed in accordance with the laws of the State of New York of the United States of America. Each party hereby submits to the exclusive (except as otherwise expressly provided below) jurisdiction of any court of competent jurisdiction located within the County of New York, State of New York, and irrevocably agrees that, subject in all respects to the provisions of Section 23 above, all actions or proceedings arising out of or relating to this Agreement shall be litigated in such courts. This consent to personal jurisdiction shall be self operative. Notwithstanding the aforesaid, Buyer will have the right to bring an action solely for specific performance in any court of competent jurisdiction in Jamaica for the purpose of enforcing its rights pursuant to Section 16.1(i) of this Agreement.

(signature pages to follow)

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Effective Date.

Lender:

SFI BELMONT LLC

By:	/s/ Elisha Blechner
Name:	Elisha Blechner
Title:	Senior Vice President

[Signature Page to Hotel Asset Purchase Agreement]

Owner:

ROSE HALL RESORT, L.P.

By:	Rose Hall Resort Limited, its General Partner

By: /s/ Donald P. Carson
Donald P. Carson, President

[Signature Page to Hotel Asset Purchase Agreement]

Buyer:

ROSE HALL JAMAICA RESORT B.V.

By:	Bruce Wardinski,
as Managing Director

/s/ Bruce Wardinski

By:	Playa Resorts Holding B.V., as Managing Director

By:	/s/ Bruce Wardinski
Bruce Wardinski
Managing Director A

By:	/s/ Ronald Kolders
Ronald Kolders
Managing Director B

[Signature Page to Hotel Asset Purchase Agreement]

EXHIBIT A-l TO HOTEL ASSET PURCHASE AGREEMENT

Legal Description of Hotel Land

Firstly, ALL THAT parcel of land part of RUNNING GUT ESTATE called NORTHERN ESTATE in the parish of SAINT JAMES being the sections shown as THIRTY-FOUR LOT TWO on the plan of part of Running Gut Estate called Northern Estates aforesaid deposited in the Office of Titles on the 28th day of October, 1998 of the shape and dimensions and butting as appears by the said Plan and being all the land formerly comprised in Certificate of Title registered at volume 1315 Folio 607 but now comprised in Certificate of Title registered at Volume 1436 Folio 292 of the Register Book of Titles; and

Secondly, ALL THOSE parcels of land part of RUNNING GUT ESTATE called NORTHERN ESTATE in the parish of SAINT JAMES being the sections shown as THIRTY-FOUR LOTS ONE AND THREE on the plan of part of Running Gut Estate called Northern Estates aforesaid deposited in the Office of Titles on the 28th day of October, 1998 of the shape and dimensions and butting as appears by the said Plan and being all the land formerly comprised in Certificate of Title registered at Volume 1315 Folio 608 but now comprised in Certificate of Title registered at Volume 1436 Folio 130 of the Register Book of Titles

Exhibit A

EXHIBIT A-2 TO HOTEL ASSET PURCHASE AGREEMENT

Legal Description of Golf Course Land

Firstly, ALL THAT parcel of land part of THE NORTHERN ESTATES situate in the parish of SAINT JAMES formerly known as part of CINNAMON HILL and CORNWALL and LITTLE RIVER WHARF and being the Section numbered ELEVEN A on the plan of part of Rose Hall Estate, Crawle Estate and Cinnamon Hill aforesaid deposited in the Office of Titles in the 24th day of July, 2011 of the shape and dimensions and butting as appears by the plan thereof and being all the land formerly comprised in Certificate of Title registered at Volume 1353 Folio 804 but now comprised in Certificate of Title registered at Volume 1436 Folio 242 of the Register Book of Titles; and

Secondly, ALL THAT parcel of land part of THE NORTHERN ESTATES situate in the parish of SAINT JAMES formerly known as part of CINNAMON HILL and CORNWALL and LITTLE RIVER WHARF and being the Section numbered ELEVEN C on the plan of part of Rose Hall Estate, Crawle Estate and Cinnamon Hill aforesaid deposited in the Office of Titles in the 24th day of July, 2001 of the shape and dimensions and butting as appears by the plan thereof and being all the land formerly comprised in Certificate of Title registered at Volume 1353 Folio 805 but now comprised in Certificate of Title registered at Volume 1436 Folio 295 of the Register Book of Titles; and

Thirdly, ALL THAT parcel of land part of THE NORTHERN ESTATES situate in the parish of SAINT JAMES formerly known as part of CINNAMON HILL and CORNWALL and LITTLE RIVER WHARF and being the Section numbered ELEVEN D on the plan of part of Rose Hall Estate, Crawle Estate and Cinnamon Hill aforesaid deposited in the Office of Titles in the 24th day of July, 2001 of the shape and dimensions and butting as appears by the plan thereof and being all the land formerly comprised in Certificate of Title registered at Volume 1353 Folio 806 but now comprised in Certificate of Title registered at Volume 1436 Folio 893 of the Register Book of Titles.

Exhibit A

EXHIBIT A-3 TO HOTEL ASSET PURCHASE AGREEMENT

Description of Beach Parcel

ALL THAT parcel of unregistered reclaimed land part of the Ritz Carlton Hotel, Montego Bay in the parish of St. James comprising by estimation 3,570.12 square metres (38,428.78 square feet) of the shape and location as appears by the hatched area on the sketch plan above of the said land prepared by Richard Haddad, Commissioned Land Surveyor.

Exhibit A

EXHIBIT A-4 TO HOTEL ASSET PURCHASE AGREEMENT

Description of RHDL Parcel

ALL THAT land called Lot 1A Section 1 being approximately 987 sq. Metres located on the south west section of the land comprising the Hotel’s property and being all that part of land comprised in Certificate of Title registered at Volume 1426 Folio 741 of the Register Book of Titles.

Exhibit A

EXHIBIT B TO HOTEL ASSET PURCHASE AGREEMENT

MFG Wiring Instructions

Wire Instructions (US Dollars)

Bank Name:	National Commercial Bank Jamaica Limited
NCB SWIFT Code:	JNCBJMKX
For Further Credit to:	Myers Fletcher & Gordon
Account #:	067712455

Intermediary Bank:	Bank of New York Mellon, New York
ABA Routing#:	021000018
SWIFT Code	IRVTUS3N

Exhibit B

EXHIBIT C TO HOTEL ASSET PURCHASE AGREEMENT

Form of General Consumption Tax Act Letter

[Date]

Taxpayer Audit and Assessment Department

General Consumption Tax Department

2 Oxford Road

Kingston 5

Dear Sirs

Re:	Notice to the Commissioner pursuant to section 32 of the General Consumption Tax Act

The Ritz-Carlton Hotel Company of Jamaica Limited (“Operator”) is the operator of the Ritz-Carlton Golf & Spa Resort, Rose Hall, Jamaica (the “Hotel”) owned by [insert name of transferor/seller] (“Owner”). Owner entered into an Agreement for Sale dated the         day of 20     ] in which its business was sold as a going concern to [insert name of transferee/buyer] of [insert address of transferee/buyer] with effect from the [     ] day of [     ] 20[     ]. In light of this Operator has ceased with effect from the [ ] day of [ 20 ] to operate the Hotel or to carry on the business associated therewith and wishes to deregister as a registered taxpayer for General Consumption Tax purpose with effect from [the         day of         20 ] in accordance with clause 31(l)(a) of the General Consumption Tax Act.

Please note that [transferee/buyer] will take over the business as at [the         day of         20 ].

Yours faithfully,

[insert name of transferor/seller] Per: Yours faithfully, [insert name of transferee/buyer] Per:

Exhibit C

EXHIBIT D TO HOTEL ASSET PURCHASE AGREEMENT

Intellectual Property

The following trade names:

1.	WHITE WITCH

2.	THE WHITE WITCH AT ROSE HALL

3.	WHITE WITCH GOLF COURSE

Exhibit D

EXHIBIT E TO HOTEL ASSET PURCHASE AGREEMENT

Form of Owner’s Bring Down Certificate

Owner’s Bring Down Certificate

ROSE HALL RESORT, L.P., a Delaware limited partnership (“Owner”), hereby certifies, represents and warrants to [                     ], a [                 ], that the Owner Representations and Warranties (hereinafter defined) are true and correct in all material respects as of and as if made on the date hereof except as set forth on Schedule 1 attached hereto and incorporated herein by this reference. As used in this Owner’s Bring Down Certificate, the term “Owner Representations and Warranties” means all representations and warranties made by Owner in Section 5.1 of that certain Hotel Asset Purchase Agreement, dated as of                 , 2013, between Owner and ROSE HALL RESORT JAMAICA B.V., a private limited liability company incorporated in the Netherlands (the “Purchase Agreement”). The limitations on the duration of the Owner Representations and Warranties set forth in Section 5.3 of the Purchase Agreement as well as the other matters pertaining to the Owner Representations and Warranties set forth in Sections 5.4 and 5.5 of the Purchase Agreement are applicable to the certification, representations and warranties made by Owner pursuant to this Owner’s Bring Down Certificate. All capitalized terms used but not otherwise defined herein shall have the meanings ascribe thereto in the Purchase Agreement.

Dated: [insert date that is one business day prior to the Additional Deposit Funding Date or Closing Date, as applicable], 2013.

ROSE HALL RESORT, L.P., a Delaware limited partnership

By:	Rose Hall Resort Limited,
its General Partner

By:
	Name:	Donald P. Carson
	Title:	President

Exhibit E

Schedule 1 to Owner’s Bring Down Certificate

Exhibit E

EXHIBIT F TO HOTEL ASSET PURCHASE AGREEMENT

Form of Ritz Carlton Agreement Termination Confirmation

TERMINATION CONFIRMATION

Each of [                     ] (“Owner”) and [                    ] (“Operator”), being parties to that certain [                                 ] dated as of [                    ] (as modified, amended, or supplemented, the “Management Agreement”) with respect to that certain resort in the Parish of St. James, Jamaica and formerly commonly known as The Ritz-Carlton Golf & Spa Resort (the “Resort”), hereby confirm that the Management Agreement has been terminated in its entirety and in accordance with its terms as of this     day of         2013 (the “Termination Effective Date”) and that Operator shall have no further right or interest in or to the Resort (or any part thereof) from and after the Termination Effective Date.

OWNER:

[ ]

By:
Name:
Its:

OPERATOR:

[ ]

By:
Name:
Its:

Exhibit F

EXHIBIT G TO HOTEL ASSET PURCHASE AGREEMENT

Form of Assignment of Trade Marks

CONFIRMATORY ASSIGNMENT OF TRADE MARKS

THIS CONFIRMATORY ASSIGNMENT is made on the date set out in Item 1 of the Schedule hereto BETWEEN the party whose name and particulars are set out in Item 2 of the Schedule hereto (hereinafter called “the Assignor”) of the ONE PART and the party whose name and particulars are set out in Item 3 of the Schedule hereto (hereinafter called “the Assignee”) of the OTHER PART

WHEREAS

1.	The Assignor is the registered proprietor of the trade marks listed in Item 6 of the Schedule hereto

2.	The Assignor agreed with the Assignee for the sale of the aforesaid trade marks to the Assignee

3.	This Assignment shall be deemed to take effect from the date set out in Item 4 of the Schedule hereto

4.	The consideration for sale and purchase of the said trade marks is the sum set out in Item 5 of the Schedule hereto which has been paid as the Assignor hereby acknowledges

NOW THIS ASSIGNMENT WITNESSETH that for the consideration stated the Assignor hereby confirms that it has assigned the said trade marks to the Assignee

Exhibit G

IN WITNESS whereof the Assignor and the Assignee have caused this Assignment to be executed.

EXECUTED on behalf of	) )
duly authorised in the	)
presence of:	)

EXECUTED on behalf of	)
)
duly authorised in the presence	)
of:	)

SCHEDULE

1.	DATE: The day of		20

2.	ASSIGNOR:

3.	ASSIGNEE:

4.	EFFECTIVE DATE:

5.	CONSIDERATION:

6.	TRADE MARK	REG. NO.	CLASS

Exhibit G

EXHIBIT H TO HOTEL ASSET PURCHASE AGREEMENT

[Intentionally Deleted]

Exhibit H

EXHIBIT I-1 TO HOTEL ASSET PURCHASE AGREEMENT

Form of Golf Course Lease Estoppel

Form of Certificate of Estoppel

This certificate is delivered pursuant to Section 13.1(a)(xvi) of the Hotel Asset Purchase Agreement, dated as of May [     ], 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), among SFI Belmont LLC, a Delaware limited liability company, as lender, Rose Hall Resort L.P., a Delaware Limited Partnership, as owner (“Owner”), and Rose Hall Jamaica Resort B.V., a Netherlands private limited liability company, as buyer (“Buyer”).

Whereas, in connection with its ownership of the resort property in the parish of St. James, Jamaica, commonly known as The Ritz-Carlton Golf & Spa Resort, Rose Hall, Jamaica (the “Hotel”), Owner operates a golf course (the “Golf Course”) on that certain real property described in the Golf Course Lease (as defined below) (the “Golf Course Land”) which is leased by Owner from the undersigned, Rose Hall (Developments) Limited, pursuant to that certain Lease Agreement dated January 1, 1999, between Owner and the undersigned, as amended by an Agreement to Amend Lease dated 1999 between Owner and the undersigned, a Notice of Renewal of Golf Course Lease Agreement dated January 14, 1999, from Owner, a Memorandum acknowledging Owner’s exercise of renewal dated January 14, 1999, between Owner and the undersigned, a Supplemental Lease dated June 11, 2004, between Owner and the undersigned, an Agreement dated as of April 24, 2000, between Rose Hall Resort Limited and the undersigned, a Second Supplemental Agreement to Lease dated as of April 24, 2000, between Owner and the undersigned, and a Third Supplemental Agreement to Lease dated June 2004 between Owner and the undersigned (as amended, the “Golf Course Lease”).

The undersigned hereby certifies that:

a.	the Golf Course Lease is in full force and effect;

b.	there are no modifications to the Golf Course Lease other than those referred to above in this certificate;

c.	the description of the Golf Course Land is set forth in the Golf Course Lease;

d.	all amounts due in respect of rental and any other payments whatsoever due under or in connection with the Golf Course Lease have been paid up to date; no due date or payment date for any such rental or other payment has been extended, delayed or postponed; the undersigned has no claims for indemnification from Owner under the Golf Course Lease that have not been fully performed by Owner; and there are no sums past due and owing to the undersigned or otherwise in connection with the Golf Course Lease to any third parties;

e.	no notice has been given to Owner of any default under the Golf Course Lease which has not been cured and, to the undersigned’s best knowledge, no default under the Golf Course Lease exists.

Exhibit I - 1

The undersigned acknowledges and agrees that this Certificate may be relied upon by the Buyer or by any prospective transferee of the Buyer’s interest under the Purchase Agreement or in the Hotel or by any holder or prospective holder of any mortgage instrument or deed to secure debt now or hereafter encumbering the Hotel.

IN WITNESS WHEREOF the undersigned, ROSE HALL (DEVELOPMENTS) LIMITED, has hereunto set our hands and seal in execution of this instrument as a deed on the             day of                     2013.

[Applicable U.S. State notary form to be used if executed in the U.S.]

THE COMMON SEAL of ROSE HALL	)
(DEVELOPMENTS) LIMITED	)
was hereunto affixed and this	)
Certificate of Estoppel signed for and	)	Director
on behalf of the company by	)
)
a Director and by	)	Director/Secretary
Director/ Secretary in the presence of:	)

Witness

JAMAICA S.S.

BE IT REMEMBERED that on the             day of                     Two Thousand and Thirteen before me the undersigned one of Her Majesty’s Justices of the Peace in and for this Island personally came and appeared                                         of                                         the attesting witness to the due execution of the foregoing Certificate of Estoppel who being by me duly sworn made oath and said that he/she was present and did see the Common Seal of Rose Hall (Developments) Limited put and affixed to the said Certificate of Estoppel and did further see the Certificate of Estoppel signed by                     and                     and duly executed and delivered as and for the proper act and deed of the said Rose Hall (Developments) Limited for the purposes therein mentioned.

Justice of the Peace for the Parish of:

Exhibit I - 1

EXHIBIT I-2 TO HOTEL ASSET PURCHASE AGREEMENT

Form of Power Plant Equipment Lease Estoppel

FORM OF CERTIFICATE OF ESTOPPEL

This certificate is delivered pursuant to Section 13.1(a)(xvi) of the Hotel Asset Purchase Agreement, dated as of May [     ], 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), among SFI Belmont LLC, a Delaware limited liability company, as lender, Rose Hall Resort L.P., a Delaware Limited Partnership, as owner (“Owner”), and Rose Hall Jamaica Resort B.V., a Netherlands private limited liability company, as buyer (“Buyer”).

Whereas, in connection with its ownership of the resort property in the parish of St. James, Jamaica, commonly known as The Ritz-Carlton Golf & Spa Resort, Rose Hall, Jamaica (the “Hotel”), Owner leases from the undersigned, successor by assignment to Southern Company Energy Solutions, Inc. (“SCES”), four (4) diesel power generators and related equipment located on the Hotel Land (the “Power Plant Equipment”) pursuant to that certain Equipment Lease Agreement dated as of April 26, 1999, between SCES, as lessor, and Owner, as lessee, [as amended by an Amendment to Equipment Lease Agreement dated as of December 31, 1999, [NOTE: THIS RECITAL TO BE REMOVED IF AMENDMENT CONFIRMING THAT THE MISSING 1999 LEASE AMENDMENT IS OF NO FURTHER FORCE OR EFFECT IS ENTERED INTO PRIOR TO EXECUTION OF THIS ESTOPPEL]] as assigned by SCES to the undersigned by a Non-recourse Sale and Assignment dated as of March 2006, and as further amended by a Lease Modification Agreement between Owner and the undersigned dated as of March 2006 (as assigned and amended, the “Power Plant Equipment Lease”).

The undersigned hereby certifies that:

a.	the Power Plant Equipment Lease is in full force and effect;

b.	there are no modifications to the Power Plant Equipment Lease other than those referred to above in this certificate;

c.	all amounts due in respect of rental and any other payments whatsoever due under or in connection with the Power Plant Equipment Lease have been paid up to date; no due date or payment date for any such rental or other payment has been extended, delayed or postponed; the undersigned has no claims for indemnification from Owner under the Power Plant Equipment Lease that have not been fully performed by Owner; and there are no sums past due and owing to the undersigned or otherwise in connection with the Power Plant Equipment Lease to any third parties;

d.	no notice has been given to Owner of any default under the Power Plant Equipment Lease which has not been cured and, to the undersigned’s best knowledge, no default under the Power Plant Equipment Lease exists.

Exhibit I - 2

The undersigned acknowledges and agrees that this Certificate may be relied upon by the Buyer or by any prospective transferee of the Buyer’s interest under the Purchase Agreement or in the Hotel or by any holder or prospective holder of any mortgage instrument or deed to secure debt now or hereafter encumbering the Hotel.

IN WITNESS WHEREOF the undersigned, ROSE HALL RESORT ENERGY COMPANY LLC, a Georgia limited liability company, has hereunto set our hands and seal in execution of this instrument as a deed on the             day of             2013.

[Applicable U.S. State notary form to be used if executed in the U.S.]

THE COMMON SEAL of ROSE HALL	)
RESORT ENERGY COMPANY, LLC	)
was hereunto affixed and this	)
Certificate of Estoppel signed for and	)	Director
on behalf of the company by	)
)
a Director and by	)	Director/Secretary
Director/ Secretary in the presence of:	)

Witness

JAMAICA S.S.

BE IT REMEMBERED that on the             day of                     Two Thousand and Thirteen before me the undersigned one of Her Majesty’s Justices of the Peace in and for this Island personally came and appeared                                         of                                         the attesting witness to the due execution of the foregoing Certificate of Estoppel who being by me duly sworn made oath and said that he/she was present and did see the Common Seal of Rose Hall Resort Energy Company, LLC put and affixed to the said Certificate of Estoppel and did further see the Certificate of Estoppel signed by                     and                     and duly executed and delivered as and for the proper act and deed of the said Rose Hall Resort Energy Company, LLC for the purposes therein mentioned.

Justice of the Peace for the Parish of:

Exhibit 1 - 2

EXHIBIT I-3 TO HOTEL ASSET PURCHASE AGREEMENT

Form of Power Plant Equipment Operation Agreement Estoppel

FORM OF CERTIFICATE OF ESTOPPEL

This certificate is delivered pursuant to Section 13.1(a)(xvi) of the Hotel Asset Purchase Agreement, dated as of May [     ], 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), among SFI Belmont LLC, a Delaware limited liability company, as lender, Rose Hall Resort L.P., a Delaware Limited Partnership, as owner (“Owner”), and Rose Hall Jamaica Resort B.V., a Netherlands private limited liability company, as buyer (“Buyer”).

Whereas, in connection with its ownership of the resort property in the parish of St. James, Jamaica, commonly known as The Ritz-Carlton Golf & Spa Resort, Rose Hall, Jamaica (the “Hotel”), Owner has entered into an Operation & Maintenance Agreement with the undersigned, as successor to Southern Company Energy Solutions, Inc. (“SCES”) for the operation and maintenance of the power plant and its related equipment located on the Hotel Land pursuant to that certain Operation & Maintenance Agreement dated April 26, 1999, as assigned by SCES to the undersigned and modified pursuant to an Assumption and Modification Agreement dated November 23, 2004, between Owner and the undersigned (the “Operation & Maintenance Agreement”).

The undersigned hereby certifies that:

a.	the Operation & Maintenance Agreement is in full force and effect;

b.	there are no modifications to the Operation & Maintenance Agreement other than those referred to above in this certificate;

c.	all amounts due in respect of any payments whatsoever under or in connection with the Operation & Maintenance Agreement have been paid up to date; no due date or payment date for any such payment has been extended, delayed or postponed; the undersigned has no claims for indemnification from Owner under the Operation & Maintenance Agreement that have not been fully performed by Owner; and there are no sums past due and owing to the undersigned or otherwise in connection with the Operation & Maintenance Agreement to any third parties;

d.	no notice has been given to Owner of any default under the Operation & Maintenance Agreement which has not been cured and, to the undersigned’s best knowledge, no default under the Operation & Maintenance Agreement exists.

The undersigned acknowledges and agrees that this Certificate may be relied upon by the Buyer or by any prospective transferee of the Buyer’s interest under the Purchase Agreement or in the Hotel or by any holder or prospective holder of any mortgage instrument or deed to secure debt now or hereafter encumbering the Hotel.

Exhibit I - 3

[EXECUTION PAGE FOLLOWS]

Exhibit I - 3

IN WITNESS WHEREOF the undersigned, YANCEY POWER SYSTEMS, a Georgia corporation, has hereunto set our hands and seal in execution of this instrument as a deed on the             day of                     2013.

[Applicable U.S. State notary form to be used if executed in the U.S.]

THE COMMON SEAL of	)
YANCEY POWER SYSTEMS	)
was hereunto affixed and this	)
Certificate of Estoppel signed for and	)	Director
on behalf of the company by	)
)
a Director and by	)	Director/Secretary
Director/ Secretary in the presence of:	)

Witness

JAMAICA S.S.

BE IT REMEMBERED that on the             day of                     Two Thousand and Thirteen before me the undersigned one of Her Majesty’s Justices of the Peace in and for this Island personally came and appeared                                     of                                          the attesting witness to the due execution of the foregoing Certificate of Estoppel who being by me duly sworn made oath and said that he/she was present and did see the Common Seal of, YANCEY POWER SYSTEMS put and affixed to the said Certificate of Estoppel and did further see the Certificate of Estoppel signed by                     and                     and duly executed and delivered as and for the proper act and deed of the said YANCEY POWER SYSTEMS for the purposes therein mentioned.

Justice of the Peace for the Parish of:

Exhibit I - 3

EXHIBIT J TO HOTEL ASSET PURCHASE AGREEMENT

Form of RHDL Parcel Purchase and Sale Agreement

AGREEMENT FOR SALE

THIS AGREEMENT FOR SALE is made this             day of                         2013 BETWEEN ROSE HALL (DEVELOPMENTS) LIMITED, a Company duly incorporated under the Laws of Jamaica with office at Rose Hall Estate, Little River in the Parish of Saint James (“Seller”) AND ROSE HALL JAMAICA RESORT B.V., a private limited liability company incorporated in the Netherlands and having its registered office at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands whose TRN is 34245708 (“Buyer”)

WHEREAS:

(A)	Seller is the registered proprietor of ALL that parcel of land described herein (“the Said Land”) which Said Land forms a part of the land on which the resort property known as the Ritz-Carlton Golf & Spa Resort, Rose Hall, Jamaica (“the Hotel”) is situated;

(B)	Rose Hall Resorts L.P. (“Owner”) is the registered proprietor of other lands on which the Hotel is situated (“Hotel Lands”), having purchased same from the Seller;

(C)	The Buyer is about to enter into a Hotel Asset Purchase Agreement (“PSA”) with the Owner for the purchase of the Hotel Lands and other assets of the Hotel;

(D)	The Said Land was never transferred to the Owner as it was intended that the National Water Commission (“NWC”) would establish a booster pump station thereon. Seller understands that NWC has since determined that they no longer wish to establish a booster pump station on and have no use for the Said Land. Accordingly Seller has written to NWC by letter of the 3rd May 2013 requesting that NWC confirm in writing that they have no interest in the Said Land.

(E)	In accordance with the terms of the PSA and the obligations of the Owner thereunder, Seller hereby agrees to sell the Said Land to the Buyer subject to the terms set out in the said PSA, the completion thereof and to the terms hereinafter appearing.

NOW IT IS HEREBY AGREED as follows:

Interpretation

1.1	In this Agreement:

(i)	“the Hotel Lands” mean the lands described in the Second Schedule hereto;

(ii)	“the Said Land” means the land described in the First Schedule hereto;

(iii)	“the Purchase Price” means the sum of ONE HUNDRED THOUSAND JAMAICAN DOLLARS (J$100,000.00).

Exhibit J

1.2 In this Agreement, unless the context otherwise requires, the singular form shall include the plural form, and vice versa, and the masculine form shall include the feminine and neuter forms, and vice versa.

1.3 The clause headings in this Agreement are for convenience only and shall not affect or be used as an aid in the interpretation of this Agreement.

Sale and Purchase

2. Seller hereby agrees to sell and the Buyer hereby agrees to purchase the Said Land, upon the terms and conditions and for the price hereinafter appearing. Purchase Price

3. The Purchase Price for the Said Land shall be J$100,000, the receipt whereof is hereby acknowledged.

Completion

4. Subject to Clause 7.2 hereof, Completion shall be no later than the 30th day of August 2013 (or such other date as the parties may agree) on delivery to the Buyer’s Attorney-at-law of the duplicate Certificate of Title for the Said Land duly endorsed in the name of the Buyer and/or his nominee as the registered proprietor.

Seller’s Attorney-at-law

5. Seller’s Attorneys-at-law, Hart Muirhead Fatta of 53 Knutsford Boulevard, Second Floor, Kingston 5, Jamaica, shall have carriage of sale.

Buyer’s Attorneys-at-law

6. The Buyer is represented in this transaction by Messrs Myers Fletcher & Gordon, Attorneys-at-Law of 21 East Street, Kingston, Jamaica.

Conditions Precedent

7.1 It is a condition precedent of the coming into effect of this Agreement for Sale that same shall first be signed by Seller and Buyer.

7.2 The completion by Owner and Buyer of the PSA shall be a condition precedent to the completion of this agreement.

7.3 If on or before the 24th May 2013 (“the NWC deadline”) the NWC establishes that they have an interest in the Said Land Seller shall transfer the Said land to the NWC and shall by the 31st May 2013 serve notice in writing on Buyer advising accordingly which shall serve to rescind this agreement. In that event any sums paid hereunder by Buyer shall be immediately refunded to Buyer’s Attorney at Law. If no such interest is established by the NWC deadline this

Exhibit J

agreement shall be completed in accordance with the terms hereof. Buyer shall indemnify Seller against all actions, liabilities, claims, damages or costs which may arise at any time, as a result of the transfer of the Said Land to Buyer, if subsequent thereto NWC establishes that it has an interest therein and shall, in the event of such establishment of an interest by NWC, cause the Said Land to be transferred to NWC at its sole cost. This Clause 7.3 shall survive the Completion of this Agreement.

7.4 Seller and Buyer declare that they are both of the view that subdivision approval ought not to be required for the completion of this agreement as the Said land is physically subdivided from the rest of the land comprised in the certificate of title mentioned in the First Schedule hereto. Seller shall seek to obtain within seven (7) days of the date hereof the Registrar of Titles’ written confirmation that subdivision approval is not required. If the Registrar of Titles rules that subdivision approval is required Seller shall forthwith diligently apply for and pursue such application to the St. James Parish Council and any other relevant regulatory agency. In the event that subdivision approval has not been issued by the expiration of twelve (12) months from the date hereof (or such extended period as the parties hereto shall agree) Buyer shall be entitled to rescind this agreement and to receive a refund of all moneys paid hereunder. In the event the St. James Parish Council or other regulatory agency refuses to grant subdivision approval after diligent efforts made by Seller to obtain such approval, Seller shall be entitled to rescind this agreement and refund to the Buyer all moneys paid hereunder. Should Seller be unable to transfer the Said Land to Buyer as a result of its inability to obtain subdivision approval as aforesaid. Seller agrees that it will enter into a lease agreement with Buyer for a term of 75 years with an option to renew for a further 75 years at a nominal rent of $1.00 per annum in respect of both the original and renewed terms.

Undertaking

8. The parties further agree that Seller’s Attorneys-at-Law shall not be obliged to part with the registrable documents and/or the duplicate Certificates of Title for the Said Land, until Buyer has paid all moneys payable by Buyer hereunder to complete this sale, or has presented to Seller’ Attorneys-at-Law an undertaking in a form acceptable to them, for the payment of same.

Possession

9. Possession shall be vacant on completion of the PSA, free of the payment of mesne profits or rent prior to the Completion of this agreement. In the event the Agreement is cancelled pursuant to Clauses 7.2 or 7.3 hereof, the Buyer shall immediately vacate and deliver up possession of the Said Land to the Seller without demand on his part.

Title

10. Under the Registration of Titles Act duly endorsed in the name of Buyer and/or its nominee.

Exhibit J

Encumbrances

11. Seller covenants with Buyer that at Completion there shall be no encumbrances affecting the titles to the Realty, save and except – (i) such restrictive covenants and easements (if any) as may be endorsed on the Certificate of Title for the Said Land and (ii) such easements (if any) as are obvious and apparent,.

Property Tax and Water Rates

12. Property tax and water rates (if applicable), shall be apportioned between Seller and Buyer as at the date of possession.

Costs of Transfer

13.1 The stamp duty, transfer tax, registration fees, cost of issuance of a Certificate of Title, costs of obtaining Subdivision Approval and any requisite survey plans and any other costs or fees arising from the transfer of the Said Land to Buyer up to a maximum of US$20,000.00 shall be borne by Buyer. Any such costs over and above US$20,000.00 shall be borne by Seller PROVIDED THAT each party shall bear their own Attorney’s fees. Buyer shall on the execution hereof advance the sum of US$1,000 on account of the costs to be incurred as aforesaid and shall thereafter pay all further costs within three (3) days of being notified by Seller of such costs being due for payment.

13.2 In the event this Agreement is cancelled and any sum paid by Buyer hereunder is to be refunded, Buyer shall be deemed to be refunded such amount paid in respect of stamp duty and transfer tax, by delivery up to him of original transfer tax receipt and the stamped Agreement duly noted as cancelled.

Assessment

14. The parties hereto agree as a condition hereto that in the event the Commissioner of Stamp Duty and Transfer Tax for the purpose of assessing Transfer Tax is of the opinion that the amount or value of the purchase price herein stated is substantially less than the market value and seeks to assess Transfer Tax on a higher consideration, then Seller’s Attorneys-at-Law shall notify Buyer’s Attomeys-at-Law of the amount of the assessment made by the Commissioner of Stamp Duty and Transfer Tax within three (3) days of such assessment and Buyer may within seven (7) days of receipt of such notification given by Seller’s Attomeys-at-Law elect to complete this sale by paying to Seller by way of an increase in the purchase price such amount which will after the payment of Transfer Tax, Stamp Duty and Registration Fee on such assessed value yield to Seller the same balance of purchase money as Seller would have received had Transfer Tax Stamp Duty and Registration Fee been calculated on a consideration of J$100,000.00 and paid in accordance with the terms of this Agreement provided that such increase in purchase price and any of the aforesaid costs of transfer does not exceed US$20,000. Any increase in purchase price in excess of US$20,000 shall be borne by Seller. Should the Buyer pay to Seller the increase in the purchase price within the aforesaid seven (7) days this agreement shall be completed in accordance with the terms herein. Should Buyer fail to pay the

Exhibit J

Seller the increase in purchase price within the aforesaid period Seller shall be entitled by notice in writing to Buyer given within ten (10) days of receipt of notification of the assessment given by Seller’s Attorneys-at-Law to treat this Agreement as rescinded and to serve upon the Buyer a Notice of Rescission, in which event, all monies paid by Buyer hereunder shall be refunded without interest and free from deductions.

“As is, where is”

15. The Said Land is being sold on an “as is, where is” basis, and Buyer takes and accepts the Said Land in its current state and condition. Save for the matters set forth in clause 14, any and all representations and warranties whatsoever on the part of Seller, its servants or agents with respect to the Said Land or any part thereof, are hereby excluded.

Requisitions and Objections

16. Buyer shall not make any requisitions or raise any objections or claim compensation in respect of discrepancies in the registered boundaries and the boundaries on earth of the Said Land and/or in respect of breaches of the Restrictive Covenants endorsed on the Certificate of Title for and affecting the Said Land (if any), and waives any right to do so

Notices

17. Any notice or demand to be served or made on either party hereto shall be deemed to be sufficiently served or made as the case may be if sent by registered post addressed to that party and to its respective attorney-at-law at the addresses above stated and shall have been deemed to have been received five (5) days after the date of posting in any Post Office in Jamaica. This method is not exclusive and shall be in addition to any other available mode of service.

Exhibit J

FIRST SCHEDULE

The Said Land

ALL THAT land part of the Northern Estates called Lot 1A Section 1 being approximately 987 sq. Metres located on the south west section of the land comprising the Hotel Lands and being part of land comprised in Certificate of Title registered at Volume 1426 Folio 741 of the Register Book of Titles and shaded red on the plan attached hereto.

Exhibit J

SECOND SCHEDULE

The Hotel Lands

Firstly, ALL THAT parcel of land part of RUNNING GUT ESTATE called NORTHERN ESTATE in the parish of SAINT JAMES being the sections shown as THIRTY-FOUR LOT TWO on the plan of part of Running Gut Estate called Northern Estates aforesaid deposited in the Office of Titles on the 28th day of October, 1998 of the shape and dimensions and butting as appears by the said Plan and being all the land formerly comprised in Certificate of Title registered at volume 1315 Folio 607 but now comprised in Certificate of Title registered at Volume 1436 Folio 292 of the Register Book of Titles; and

Secondly, ALL THOSE parcels of land part of RUNNING GUT ESTATE called NORTHERN ESTATE in the parish of SAINT JAMES being the sections shown as THIRTY-FOUR LOTS ONE AND THREE on the plan of part of Running Gut Estate called Northern Estates aforesaid deposited in the Office of Titles on the 28th day of October, 1998 of the shape and dimensions and butting as appears by the said Plan and being all the land formerly comprised in Certificate of Title registered at Volume 1315 Folio 608 but now comprised in Certificate of Title registered at Volume 1436 Folio 130 of the Register Book of Titles.

Exhibit J

SIGNED on behalf of the Seller	)
ROSE HALL (DEVELOPMENTS))
LIMITED by	)
In the presence of:	)

WITNESS

SIGNED on behalf of the Buyer	)
ROSE HALL JAMAICA RESORT B.V.	)
By	)
In the presence of:	)

                    WITNESS

Exhibit J

SCHEDULE 2(d) TO HOTEL ASSET PURCHASE AGREEMENT

Assumed Contracts

1.	Air Terminal Space License Agreement dated August 25, 2006 by and between MBJ Airports Limited and Ritz-Carlton Hotel Company of Jamaica Limited

2.	Power Plant Equipment Lease

3.	Power Plant Equipment Operation Agreement

4.	Golf Course Lease

5.	Equipment Finance Agreement dated as of July 27, 2009, by and between Textron Financial Corporation and Owner (Golf Carts)

6.	Water Supply Agreement dated June 30, 1998, between Rose Hall Development, Ltd, and Owner

7.	Lease dated 2007 by and between Quality Dealers Limited and The Ritz-Carlton Hotel Company of Jamaica, Ltd, as modified by letter agreement amendment dated October 1, 2008, relating to space in the warehouse facility located at 1211 Providence Road, Ironshore. Jamaica (the “Warehouse”)

Owner acknowledges that it has disclosed to Buyer certain additional vendor contracts for the first time on the Effective Date (“Additional Contracts”) and that Buyer has not had an opportunity to review these Additional Contracts prior to Buyer’s execution of this Agreement. Buyer reserves and shall have the right, but not the obligation, to elect to add to the “Assumed Contracts” under this Agreement any service, maintenance, utility, supply and other agreements and contracts and the equipment leases relating to the operations of the Hotel and/or the Golf Course and to the Power Plant Equipment that Owner may disclose to Buyer for the first time from and after the Effective Date through the Closing Date, including, without limitation, the Additional Contracts. In the event Buyer elects to add any of such additional agreements as Assumed Contracts under this Agreement, Buyer shall provide written electronic notice to Owner of such election within five (5) business days following Buyer’s receipt of electronic notice and copies of such additional agreements.

Schedule 2(d)

SCHEDULE 5.1(c-1) TO HOTEL ASSET PURCHASE AGREEMENT

Non-Permitted Encumbrances

A.	The following charges are registered at the Office of Titles against the lands comprised in the Certificates of Title registered at Volume 1436 Folio 130 and Volume 1436 Folio 292 of the Register Book of Titles, Releases or Discharges of which are required:-

NO.	INSTRUMENT	NUMBER	REG. DATE	DETAILS
1.	MORTGAGE	1066812	23rd June, 1999	NATIONAL INVESTMENT BANK OF JAMAICA LIMITED at 11 Oxford Road, Kingston 5, Saint Andrew to secure Eight Million Eight Hundred and Eighty Thousand Dollars United States Currency with interest.

2.	MORTGAGE	1306397	29th June, 2004 (transferred by Transfer No. 1614625 on the 16th September, 2009 and further transferred by Transfer No. 1700527 on the 13th April, 2011)	SFI Belmont LLC at 1114 Avenue of the Americas, 27th Floor, New York, New York 10036. United States of America to secure the monies mentioned in the mortgage stamped to cover Sixty Three Million Dollars United States Currency with interest (having been transferred from iSTAR FINANCIAL, INC. and further transferred from iSTAR TARA LLC).

3.	TRANSFER DELETED

4.	TRANSFER DELETED

5.	MISCELLANEOUS	1737284	19th December, 2011	Order of the Supreme Court of Judicature of Jamaica in Claim No. 2011 HCV 4689 dated the 16th day of November, 2011. It is hereby ordered that the land comprised in this Certificate of Title do stand charged with payment by ROSE HALL RESORT L.P. the sum of

Schedule 5.1(c-1) - 1

NO.	INSTRUMENT	NUMBER	REG. DATE	DETAILS
				Two Million Seven Hundred and Fifty Thousand United States Dollars and all interest due on the said sum. ROSE HALL RESORT L.P., its Directors, Secretary, other Officers, Servants and /or Agents each of them being hereby restrained from disposing of, dealing with or diminishing the value of the said land comprised in this Certificate of Title in the meantime and until there is a further Order of the Court.

6.	MISCELLANEOUS	1761329	14th May, 2012	Order of the Supreme Court of Judicature of Jamaica in Claim No. 2011 HCV 4689 dated the 19th day of May, 2012 whereby it is hereby ordered that the land comprised in this Certificate of Title do stand charged with the sum of US$2,750,000, interest and costs being part of the Final Award of the American Arbitration Association International Centre for Dispute Resolution in Case No. 50517 T 00339 09 made in Washington, District of Columbia, United States of America on April 1, 2011. ROSE HALL RESORT, L.P., its directors, secretary, other officers, servants and /or agents and each of them is hereby restrained from in any way disposing of, dealing with or diminishing the value of the land or if sold by the registered mortgagee, from dissipating any proceeds of sale paid to ROSE HALL RESORT L.P. until seven days after the determination of the final charging order hearing.

7.	CAVEAT	1616215	16th September, 2009	ISTAR TARA LLC c/o DunnCox, 48 Duke Street, Kingston to protest an Equitable interest.

Schedule 5.1(c) - 2

B.	The Following charges are registered with the Registrar of Companies and require Releases, Discharges or Memoranda of Complete Satisfaction.

Type of Charge	Mortgagee/ Chargee	Amount Secured	Date of Creation of Charge	Date of Registration	Particulars of Property Charged
Debenture	SFI Belmont LLC	US$63,000,000 with power to upstamp	11/6/04	29/6/04 and transferred on 17/05/11	By way of continued security a first fixed charge over the real and leasehold property fixed plant machinery fixtures and goodwill

Mortgage of a Leasehold supplemental to a second mortgage dated 24/3/99	National Investment Bank of Jamaica	US$8,880,000 (equivalent to J$324,120,000)	24/3/99	20/5/99	Vol. 1308 Fol. 458

Assignment	Southern Company Energy Solutions Inc.	US$4,264,654	9/1/01	12/1/01	All the company’s rights under the lease

Bill of Sale	SFI Belmont LLC	US$63,000,000 with power to upstamp	11/6/04	29/6/04 and transferred on 17/05/11	By way of continued security all and singular several chattels

Mortgage	SFI Belmont LLC	US$63,000,000 with power to upstamp	11/6/04	17/05/2011 and transferred on 17/05/11	Vol. 1315 Folios 607 and 608 Vol. 1353 Folios 804, 805 & 806

Schedule 5.1(c) - 3

Type of Charge	Mortgagee/ Chargee	Amount Secured	Date of Creation of Charge	Date of Registration	Particulars of Property Charged
Debenture	National Investment Bank of Jamaica	US$8,880,000 (equivalent to J$324,120,000)	24/3/99	17/05/2011	By way of a second fixed charge over all its property both present and future wherever located

Mortgage	National Investment Bank of Jamaica	US$8,880,000 (equivalent to J$324,120,000)	24/3/99	17/05/2011	Vol. 1315 Fol. 607 & 608

Schedule 5.1(c) - 4

SCHEDULE 5.1(c-2) TO HOTEL ASSET PURCHASE AGREEMENT

Disputes

NONE

Schedule 5.1(c-2)

SCHEDULE 5.1(f) TO HOTEL ASSET PURCHASE AGREEMENT

Uncured Violations

Lack of permits for the use and operation of fuel tanks at Hotel power plant (Application pending)

Schedule 5.1(f)

SCHEDULE 5.1(j) TO HOTEL ASSET PURCHASE AGREEMENT

Leases

1.	Lease/Rental Agreement dated January 31, 2012 by and between Illuminat (Jamaica) Limited and The Ritz Carlton Golf & Spa Resort Rose Hall Jamaica.

Schedule 5.1(j)

SCHEDULE 5.1(r) TO HOTEL ASSET PURCHASE AGREEMENT

Insurance Coverages

The Property is insured for property insurance by General Accident of Jamaica, an admitted carrier in Jamaica. That policy is reinsured by a non-admitted layered program. The coverage includes a limit of USD 145,550,000 on the buildings, contents, boiler and machinery and business interruption and a USD 50,000 deductible. The flood, windstorm/storm surge and earthquake perils have a sublimit of USD 60,000,000 each with a deductible of 2% of the value insured on earthquake and wind and USD 500,000 on flood. Coverage includes various extensions including USD 20,000,000 on demolition and increased cost of construction, USD 50,000,000 for service interruption, USD 10,000,000 on mold and mildew, and USD 5,000,000 for fine arts. The policy is effective from April 1, 2013 to April 1, 2014. The liability insurance is managed by Marriott Hotel and has limits of USD 100,000,000 and expires 10/1/2013.

Schedule 5.1(r)

SCHEDULE 5.1(s) TO HOTEL ASSET PURCHASE AGREEMENT

Excluded Operator Property and Excluded Branded Property

Signage:

Two Brass signs at guest entrance gate

One Brass sign by Front Door

One Brass Sign at Gate 1

One metal sign at Gate 3

One metal sign by loading dock

Motto is painted on loading dock/employee entrance wall

One sign at Salon in Spa

Painted signage on the side of Catering Truck and one utility truck

Uniforms:

Laundry

Stewarding

Landscaping

Culinary

Golf Grounds

Engineering

Pool Attendants

Security Supervisors

Linen:

Hand Towels

Bath Towels, Bath Mats and Wash Clothes have tags that says made especially for Ritz Carlton.

Food and Beverage:

Banquet serving equipment lids have Lion Head as handle

Some, not a lot of silverware has The Ritz Carlton stamped in the handle

Miscellaneous:

Some clothing/goods being sold in the gift shop and golf pro shop

Letter head and envelopes

Paper pads in rooms

Pens

Pencils

Various forms such as POs and other internal forms.

Schedule 5.1(s)

Excluded Operator Property

Software

Software Name	Vendor	Property or Hosted	Purpose	License	Data
Dataworks - NeXT	NeXT	Vendor Hosted	Retail Inventory Purchasing	Ritz-Carlton Proprietary	Proprietary - Will not transfer

Delphi	Delphi	Ml Hosted	Sales and Marketing	Ritz-Carlton Proprietary	Current and future business only will be shared. Hard copies of all contracts on property will be shared with Owner.

Guest Metrics	Guest metrics	Property	F&B Reporting	Ritz-Carlton Proprietary	Proprietary - Will not transfer

IPS Payroll	IPS	Property	Payroll		??

Marsha		Ml Hosted	Reservation System	Ritz-Carlton Proprietary	Proprietary - Will not transfer

Maverick	Angoss	Property	Audio Visual Management	Ritz-Carlton Proprietary	Proprietary - Will not transfer

MS Office	Microsoft	Property	Desktop Office Software		Computer hard drives will be purged and software will need to be reinstalled

MS Outlook / Exchange	Microsoft	Ml Hosted	Staff Email	Ritz-Carlton Proprietary	Proprietary - Will not transfer

Mystique	Mystique	Ml Hosted	CRM	Ritz-Carlton Proprietary	Proprietary - Will not transfer

Schedule 5.1(s)

Peoplesoft	MITS	Ml Hosted	Accounting	Ritz-Carlton Proprietary	Proprietary - Will not transfer

Protobase	SDC	Property	Credit Card Processing	License can transfer with notification to vendor	Proprietary - Will not transfer

Racoon		Unknown

Rain Bird	Rain Bird	Unknown

Scala	Epicor	Ml Hosted	Accounting	Ritz-Carlton Proprietary - Decommissioned	Proprietary - Will not transfer

Scorecast	Scorecast	Unknown

Scotiabank	Scotiabank	Unknown

Vision Engraver	Vision	Unknown

Weather Link	Weather Link	Unknown

WHAMS		Unknown

Winscontrol2	Winscontrol2	Unknown

Winscore	Servidyne	Vendor Hosted	Preventative Maintenance	Ritz-Carlton Proprietary - Decommissioned	Proprietary - Will not transfer

EcoStar	EcoStar	Unknown

Transcendant	Transendant	Vendor Hosted	Preventative Maintenance	Ritz-Carlton Proprietary	Proprietary - Will not transfer

Schedule 5.1(s)